As filed with the Securities and Exchange Commission on May 4, 2004
                                                      Registration No. _________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

    Nevada                    ICOA INCORPORATED          87-0403239
  (State of               (Name of Registrant        (I.R.S. Employer
 Incorporation)             in Our Charter)         Identification No.)

                                                       George Strouthopoulos
        111 Airport Road               7374               111 Airport Road
  Warwick, Rhode Island 02889    (Primary Standard   Warwick, Rhode Island 02889
         (401) 739-9205             Industrial               (401) 739-9205
(Address and telephone number Classification (Name, address and telephone of Principal Place of Business) Code Number) number of agent for service)

                                   Copies to:

       Clayton E. Parker, Esq.                Karen E. Salas-Morales, Esq.
     Kirkpatrick & Lockhart LLP                Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000      201 S. Biscayne Boulevard, Suite 2000
      Miami, Florida 33131                        Miami, Florida 33131
         (305) 539-3300                            (305) 539-3300
Telecopier No.: (305)358-7095              Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                         Proposed Maximum
                                                                      Proposed Maximum      Aggregate         Amount Of
           Title Of Each Class Of                  Amount To Be        Offering Price        Offering        Registration
         Securities To Be Registered                Registered          Per Share(1)         Price(1)            Fee
----------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001 per share            19,413,163              $0.09         1,747,184.67           221.37
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of current date.

(2) Of these shares, 1,000,000 are being registered under the Standby Equity Distribution Agreement, 2,990,000 are being registered as a commitment fee under the Standby Equity Distribution Agreement, 14,346,503 are being registered under the convertible debenture, 1,066,660 are being registered under the J&G Warrant, and 10,000 are being registered as a fee to Newbridge Securities Corporation.
                               ------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                    Subject to completion, dated May 4, 2004

                                ICOA INCORPORATED
                        19,413,163 Shares of Common Stock


         This prospectus relates to the sale of up to 19,413,163 shares of ICOA, Inc.'s common stock by certain persons who are, or will become, stockholders of ICOA, Inc. ("ICOA"). Please refer to "Selling Stockholders" beginning on page
14. ICOA is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. ICOA will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by ICOA.


         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 12, 2004, the last reported sale price of our common stock was $0.09 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ICOA". These prices will fluctuate based on the demand for the shares of common stock.


         The Selling Stockholders consist of: (i) Cornell Capital Partners, L.P. ("Cornell Capital Partners"), who intends to sell up to 18,336,503 shares of common stock, 1,000,000 of which are under the Standby Equity Distribution Agreement, 2,990,000 which were issued as a commitment fee, and 14,346,503 under the secured convertible debenture and related warrant, (ii) Jenkens & Gilchrist Parker Chapin, LLP ("Jenkens & Gilchrist"), who intends to sell 1,066,660 shares of common stock issuable under a warrant, and (iii) Newbridge Securities Corporation, who intends to sell up to 10,000 shares of common stock.


         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay ICOA 98% of the lowest volume weighted average price ("VWAP") of our common stock during the 5 consecutive trading-day period immediately following the notice date. In addition, ICOA has agreed to pay Cornell Capital Partners a one-time commitment fee of 2,990,000 shares of common stock. The 2% discount on the purchase of the common stock to be received by Cornell Capital Partners and the commitment fee are underwriting discounts. In addition, Cornell Capital Partners is entitled to retain 5% of the proceeds raised by ICOA under the Standby Equity Distribution Agreement.


         On March 17, 2004, Cornell Capital Partners also purchased a convertible debenture in the principal amount of $550,000 from the Company. The debenture is convertible at the option of Cornell Capital Partners any time up to maturity at a conversion price equal to the lower of: (i) an amount equal to $0.108, which was 120% of the closing bid price on the closing date of the debenture or (ii) 80% of the lowest VWAP of ICOA's common stock for the five trading days immediately preceding the conversion date. If the conversion price falls below $.09, Cornell Capital Partners cannot convert more than $50,000 per week, and ICOA can, on up to two occasions, prevent Cornell Capital Partners from converting for up to 5 trading days. The debenture is secured by all of the assets of ICOA. The debenture has a three-year term and accrues interest at a rate of 5% per year. Cornell Capital Partners purchased the secured convertible debenture from ICOA at a private placement. In connection with the issuance of the secured debenture, Cornell Capital Partners also received a three-year warrant to purchase 400,000 shares of common stock at $0.108 per share, which price may be adjusted pursuant to the terms of the warrant.


         In November 2003, in connection with a settlement agreement, ICOA issued a five-year warrant to Jenkens & Gilchrist (the "J&G Warrant") granting Jenkens & Gilchrist a right to purchase 1,066,660 shares of common stock at a price of $0.0001 per share.


         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.


         These securities are speculative and involve a high degree of risk.


         Please refer to "Risk Factors" beginning on page 5.


         With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. Neither the Selling Stockholders nor ICOA may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                  The date of this prospectus is May ___, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY......................................................... 1
THE OFFERING............................................................... 2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION................................. 3
RISK FACTORS............................................................... 5
RISK RELATED TO THIS OFFERING..............................................11
SELLING STOCKHOLDERS.......................................................14
USE OF PROCEEDS............................................................17
DILUTION...................................................................18
STANDBY EQUITY DISTRIBUTION AGREEMENT......................................19
PLAN OF DISTRIBUTION.......................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS.......................................23
YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002......25
DESCRIPTION OF BUSINESS....................................................29
MANAGEMENT.................................................................34
EXECUTIVE COMPENSATION.....................................................36
DESCRIPTION OF PROPERTY....................................................37
LEGAL PROCEEDINGS..........................................................38
PRINCIPAL STOCKHOLDERS.....................................................39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................39
MARKET FOR COMMON EQUITY...................................................40
DESCRIPTION OF SECURITIES..................................................42
CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL MATTERS......................................................44
EXPERTS....................................................................45
LEGAL MATTERS..............................................................45
HOW TO GET MORE INFORMATION................................................45
PART II................................................................II-1-II-6
FINANCIAL STATEMENTS....................................................F-1-F-17


         Our audited financial statements for the fiscal year ended December 31, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

         ICOA is a public broadband Internet access provider. ICOA has deployed private networks of high-speed "Webpayphones" (Internet access terminals) and Wi-Fi "hot spots" (public wireless networks for Internet access), in over 180 locations nationwide. ICOA generates revenues from (a) the sale of Wi-Fi systems to airports, hotels, convention centers, marinas, quick-service restaurants and other high-traffic locations coupled with long-term operating and maintenance contracts; (b) long-term contracts to install, own and operate, on a revenue sharing basis, Wi-Fi systems and Internet access terminals in airports, hotels, convention centers and other high-traffic venues; and (c) end-users of Wi-Fi hot spots and Internet access terminals on "pay-for-use" transactions in the categories of telecommunications services, business services and e-commerce services.

         ICOA has deployed an automated network of Internet access terminals through its wholly owned subsidiary, WebCenter Technologies, Inc. The managed network was installed to provide telecommunications, business and e-commerce services via the terminals in high-traffic areas to reach consumers. In addition, through our wholly-owned subsidiary, Airport Network Solutions, Inc., we are a neutral-host provider that partners with airports to design, install, operate, maintain and manage facility-wide public Wi-Fi networks. ICOA has also acquired QGo, LLC, a provider of Wi-Fi Internet connectivity applications and services, and Seventh Wave, LLC, which owned certain Internet access terminals in the Chicago area and a trademarked web portal that offered a wide range of information content (i.e., business news, financial data, weather, travel, entertainment listings, etc.).

         As of March 2004, ICOA had deployed Internet access terminals in the following sites: the San Francisco International Airport, (63 terminals) and the McCormick Place Convention Center (5 terminals) in Chicago. ICOA has also installed Wi-Fi systems in the Baton Rouge-LA airport, the Sacramento-CA airport, the Fresno-CA airport, the Savanna-GA airport, the Mayflower Hotel in New York, the Panera Bread Bakery (165 locations) and Wi-Fi "hot zones" in the harbor district of Newport, Rhode Island, and Boston's South End.

         ICOA intends to introduce a passive advertising medium to generate advertising revenues based on exposures. ICOA intends to package the content with support from strategic partners, sponsors, service affiliates and third-party content providers.

         ICOA incurred losses of $774,663 and $1,805,585 for the years ended December 31, 2003 and 2002, respectively. In addition, ICOA had a working capital deficiency of $4,043,019 as of December 31, 2003. The report of ICOA's auditors on its audited financial statements contains an explanatory note raising substantial doubt about ICOA's ability to continue as a going concern. The ability of ICOA to continue as a going concern is dependent upon many factors, including ICOA's ability to obtain financing. Management's plan, in this regard, is to actively pursue debt and/or equity financing, as needed, and to continually evaluate ICOA's profitability.


                                    About Us

         ICOA's principal place of business is located at 111 Airport Road, Warwick, Rhode Island 02889. Its telephone number is (401) 739-9205.

                                  THE OFFERING

         This offering relates to the sale of common stock by Cornell Capital Partners, Jenkens & Gilchrist and Newbridge Securities Corporation. Cornell Capital Partners will acquire the shares being offered in this prospectus: (i) upon conversion of an outstanding debenture and (ii) pursuant to a Standby Equity Distribution Agreement. Jenkens & Gilchrist will acquire the shares being offered in this prospectus upon conversion of an outstanding warrant. The terms of these are summarized below:

         Convertible Debenture. We currently have an outstanding convertible debenture in the principal amount of $550,000 that is convertible into shares of common stock at a price equal to the lower of (i) an amount equal to $0.108, which was 120% of the closing bid price of our common stock on the closing date of the debenture or (ii) 80% of the lowest VWAP of our common stock for the five trading days immediately preceding the conversion date. If the conversion price falls below $.09, Cornell Capital Partners cannot convert more than $50,000 per week, and we can, on up to two occasions, prevent Cornell Capital Partners from converting for up to 5 trading days. In addition, we may not convert the debenture if, by converting such debenture, the shares to be issued in connection with such conversion would result in Cornell Capital Partners owning more than 4.99% of our outstanding common stock. The debenture is secured by all of the assets of ICOA. The debenture has a three-year term and accrues interest at a rate of 5% per year. Cornell Capital Partners purchased the secured convertible debenture from us at a private placement. In connection with the issuance of the secured debenture, Cornell Capital Partners also received a three-year warrant to purchase 400,000 shares of common stock at $0.108 per share, which price may be adjusted pursuant to the terms of the warrant.

         Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $5.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $250,000 every 7 trading days. Cornell Capital Partners will pay us 98% of the lowest closing bid price of the common stock during the 5 consecutive trading days immediately following the notice date. We have paid Cornell Capital Partners a one-time commitment fee of 2,990,000 shares of common stock. In addition, Cornell Capital Partners will be entitled to retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.

         J&G Warrant. We currently have an outstanding warrant that was issued to Jenkens & Gilchrist in November 2003. The J&G Warrant is exercisable for five years from the date of issuance and grants Jenkens & Gilchrist the right to purchase 1,066,660 shares of our common stock at $0.0001 per share.

         We have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of 10,000 shares of our common stock. Newbridge Securities Corporation is not participating as an underwriter in this offering.


Common Stock Offered                19,413,163 shares by selling stockholders

Offering Price                      Market price

Common Stock Outstanding
 Before the Offering                129,198,778 shares

Use of Proceeds                     We will not receive any proceeds from the
                                    shares offered by the selling stockholders.
                                    Any proceeds we receive from the sale of common stock under the Standby Equity
                                    Distribution Agreement will be used for
                                    general corporate and working capital
                                    purposes. See "Use of Proceeds."

Risk Factors                        The  securities  offered hereby involve a
                                    high degree of risk and immediate
                                    substantial dilution. See "Risk Factors" and "Dilution."

Over-the-Counter Bulletin
 Board Symbol                       ICOA

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                  Years Ended December 31,
ICOA, Inc. and Subsidiaries Consolidated     -----------------------------------
 Statements of Operations:                   2003 (Audited)       2002 (Audited)
                                             --------------       --------------
Revenues, Net:                               $     324,789        $     259,653
Cost of Services                                  (480,244)            (427,053)
                                             --------------       --------------
Gross Profit (Loss)                               (155,455)            (167,400)

Operating Expenses                                 (91,627)            (815,342)
                                             --------------       --------------
Operating Income (Loss)                           (247,082)            (982,742)

Interest Expense                                  (527,581)            (882,843)
                                             --------------       --------------
Net Profit (Loss)                            $    (774,663)       $  (1,085,585)
                                             ==============       ==============
Earnings (Loss) Per
 Share - Basic and Diluted                   $       (0.01)       $       (0.02)

                                                                    December 31,
ICOA, Inc. and Subsidiaries Consolidated Balance Sheet                  2003
                                                                   -------------
ASSETS:
Current Assets:
  Cash and Cash Equivalents                                        $      6,845
  Account Receivable                                                     55,909
                                                                   -------------
    Total Current Assets                                                 62,754


Equipment- Net                                                          805,289

Other Assets:
  Other                                                                  21,700
  Intangible                                                            219,412
  Deposits                                                                  705
                                                                   -------------
    Total Other Assets                                                  241,817

    Total Assets                                                   $  1,109,860
                                                                   =============

LIABILITIES AND STOCKHOLDER'S DEFICIT:
Current Liabilities:
  Accounts Payable and Accrued Expenses                            $  1,167,452
  Notes payable                                                       1,825,548
  Notes payable- officers                                               118,273
  Due to equipment vendor                                               375,000
  Common stock to be issued for settlements                             282,000
  Preferred stock to be issued for settlements                          337,500
                                                                   -------------
      Total Current Liabilities                                       4,105,773

Stockholders' Deficit:
  Common stock, $0.0001 par value; authorized shares -
  150,000,000 shares; 120,565,445 shares issued and outstanding          12,057
  Additional paid-in capital                                          7,208,371
  Accumulated Deficit                                               (10,216,341)
                                                                   -------------
    Total Stockholder's Deficit                                      (2,995,913)
                                                                   -------------
    Total Liabilities and Stockholders' Deficiency                 $  1,109,860
                                                                   =============

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.


                          Risks Related To Our Business


We Have Historically Lost Money And Losses May Continue In The Future

         For the 12 months ended December 31, 2003, we lost $774,663. Our stockholders' deficit was $2,995,913. Future losses may occur.


Our Negative Cash Flow, Operating Losses And Limited Operating History Makes It Difficult or Impossible To Evaluate Our Performance And Make Predictions About The Future

         We have a limited operating history and have not operated in the "Wi-Fi" market prior to 2003. We are in the early stages of deploying our wired and wireless networks. Segments of our networks are currently operating in California, New York, Illinois and Louisiana. Consequently, there is no meaningful historical operating or financial information about our business upon which to evaluate future performance.

         We cannot assure generation of significant revenues, sustained profitability or generation of positive cash flow from operating activities in the future. If we cannot generate enough revenue, our business may not succeed and our common stock may have little or no value.


We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2003 Were Not Sufficient To Satisfy Our Current Liabilities

         As of December 31, 2003, we had a working capital deficiency of $4,043,019. We have generated negative free cash flow and expect to continue to experience negative free cash flow at least through our build-out and acquisition phase.


We Have Been The Subject Of A Going Concern Opinion As Of December 31, 2003 And December 31, 2002 From Our Independent Auditors Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2003 and 2002 which state that we have incurred losses of $774,663 and $1,805,585 for the years ended December 31, 2003 and 2002, and that we had a working capital deficiency of $4,043,019 at December 31, 2003 and that these conditions raise substantial doubt about ICOA's ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Our Financial Success Depends On The Commercial Acceptance And Profitability Of Our Services.

         Our financial success depends on the commercial acceptance and profitability of our services. These factors include:

o Our ability to manage rapid growth of infrastructure, facilities, employees, customers, strategic alliances and legal concerns;

o Our ability to attract and sustain locations and a customer base sufficient to achieve profitable operations;

o        Our ability to attract, train, and retain qualified personnel; and

o        Our ability to predict and respond quickly to market forces.

         If the above factors are unsuccessfully addressed or improperly executed, ICOA's business and financial results could suffer.


Our Business Model Uses Estimates To Project Revenues And Cost, Is Unproven, And May Not Yield The Anticipated Revenue Or Profitability

         Our success depends on the continued growth of Internet usage. Although Internet usage and popularity have grown rapidly, we cannot guarantee the continuation of this growth. Critical issues concerning the increased use of the Internet, including security, reliability, cost, ease of access and quality of service remain unresolved, and are likely to affect the development of our market. Initial cost projections of providing high-speed reliable access to the consuming public are extremely difficult to develop. Although variables have been established for the mean installation cost and the cost of revenue, they are dependent on many other independent variables. It is possible that we may not have considered all costs involved. Due to many factors, the costs associated with network installation will vary between the various location venues that we are targeting. We will expand only into those markets and locations we believe will be profitable after considering installation costs and other competitive factors. There is no assurance that we will be successful using our business model.


We May Not Be Able To Accommodate Rapid Growth Which Could Impact Our Business And Financial Results

         We are currently managing Internet terminals and Wi-Fi networks installed in airports, restaurant chains, and hotels. To manage anticipated growth, we must continue to implement and improve our operational, financial and management information systems. We must also hire, train and retain additional qualified personnel, continue to expand and upgrade core technologies, and effectively manage our relationships with end users, suppliers and other third parties. Our expansion could place a significant strain on our current services and support operations, sales and administrative personnel, capital and other resources. We could also experience difficulties meeting demand for its services. We cannot guaranty that our systems, procedures or controls will be adequate to support operations, or that management will be capable of fully exploiting the market. Our failure to effectively manage growth could adversely affect our business and financial results.


We Have Completed A Limited Number Of High-Speed Wireless Installations And Face Increasing Competition For Future Installations

         The market for wireless data access services is in the early stages of development. Critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the market for high-speed service. We cannot reliably project potential demand for high-speed service, particularly whether there will be sufficient demand at the volume and prices we need to be profitable. Moreover, if the customer base for high-speed service does not expand at the rate required to support the planned deployment of our network, our revenues and business will suffer, and we may be unable to complete our planned deployment. In addition, competition to provide wireless data access services could result in a high turnover rate among users, which could have an adverse effect on business and results of operations.

         We must deploy our networks in a limited time in order to compete effectively. Rapid introduction of our service is crucial to successfully compete against other competitive access providers. If we were unable to deploy our networks in accordance with sales goals, we could incur substantial unanticipated costs or be forced to revise our business plan.

         We depend on physical infrastructure largely maintained by third parties and subject to disruption by events outside our control. Our success will depend upon the capacity, reliability and security of the infrastructure used to carry data between users and the Internet. A bandwidth carrier that provides poor service and has frequent network breaks greatly limits our ability to provide quality service to clients. Our financial and business results may be negatively affected by leasing poorly maintained infrastructure from various third parties.


Uncertain Demand For Our Services May Cause Operating Results To Fluctuate

         We are unable to forecast revenues with certainty because of the unknown demand for the consumer portion of our high-speed service and the emerging nature of the Wi-Fi industry. Revenues could fall short of expectations if we experience delays in completing the installation of network locations or entering into agreements with additional channel partners. Future operating results will be subject to annual fluctuations due to several factors, some of which are outside our control. We cannot provide assurances that such fluctuations will not adversely affect our business.

An Industry Wireless Standard Has Not Been Developed And Could Lead To Increased Cost Of Deployment

         There are currently many competing standards in the wireless data transport market, and it is important to recognize these standards. While the 802.11x standard has become widely accepted, we cannot guarantee that the industry's reliance on this standard will continue. The 802.11x standard may be replaced by another standard, and then our antennas and transport mechanisms may not interoperate with other standards and equipment. 802.11x is an IEEE standard used by large wireless data equipment vendors that supports equipment interoperability in the 2.4 GHz frequency band. Data transfer rates of up to 11Mbps are supported by this standard. A change in the industry standard could lead to increased costs of development, which could be substantial and would negatively affect our profitability.


Incompatibility May Exist Between Supposedly Compatible Products Leading To Increased Cost Of Operation

         Although 802.11x compliant equipment is required to interoperate with all other compliant products, several respected wireless publications have proven that some 802.11x equipment is not compatible with other brands. Because we must use wireless equipment from a variety of manufacturers, there is concern that some of these products may not operate with other installed wireless equipment. We intend to take proper precautions such as comprehensive initial tests and tracking, in purchasing equipment from new manufacturers to ensure that it is interoperable. Even with these measures, the possibility exists of purchasing equipment that, under certain conditions, does not interoperate with other equipment. The costs related to purchasing this equipment could be high, and would negatively affect our profitability.


We Could Fail To Develop New Products And Services To Compete In This Industry Of Rapidly Changing Technology

         We operate in an industry with rapidly changing technology, and our success will depend on the ability to deploy new products and services that keep pace with technological advances. The market for Internet access is characterized by rapidly changing technology and evolving industry standards in both the Wi-Fi and Internet access terminal industries. Our technology or systems may become obsolete upon the introduction of alternative technologies. If we do not develop and introduce new products and services in a timely manner, we may lose opportunities to competing service providers, which would adversely affect business and results of operations.


Our Ability To Grow Is Directly Tied To Our Ability To Attract And Retain Customers

         We have no way of predicting whether our marketing efforts will be successful in attracting new locations and acquiring substantial market share. Past efforts have been directed toward a limited target market of airports, restaurant chains, hotel owners and management companies. If our marketing efforts fail, we may fail to attract new customers and fail to retain existing ones, which would adversely affect our business and financial results.


New And Existing Competition May Gain Market Share And Limit Our Potential
Growth

         We have great concern about competing firms entering our target markets. We recognize tremendous value in being the first-to-market in many different geographical areas and market verticals especially since most of the location contracts are long-term in nature. There is no assurance that new or existing competitors will not adversely affect our business.


Our Networks Are Subject To Operational Risks

         Our networks are subject to the operational risks inherent in large-scale, Wi-Fi and terminal based network systems. The operations, administration, maintenance and repair of these networks require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment. We cannot assure that, even if built to specifications, our networks will function as expected, in a cost-effective manner. The failure of hardware or software to function as required could render a network unable to perform at design specifications, which would require us to pay for costly repairs or retrofits.

We Could Fail To Attract Or Retain Key Personnel

         Our success largely depends on the efforts and abilities of key executives and consultants, including George Strouthopoulos our Chairman and Chief Executive Officer, and Erwin Vahlsing, Jr., our Chief Financial Officer. The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either Strouthopoulos or Vahlsing. We also have a number of key employees that manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition, we need to attract additional high quality sales, technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

Our Networks Are Subject To The Risk Of Obsolescence

         Each of our networks are expected to have a design life of not less than 10 years; however, there can be no assurance of the actual useful life of any of these systems. The failure of any of our systems to operate for their full design life could have a materially adverse effect on us.


We May In The Future Be Subject To Federal and State Telecommunications
Regulation

         We are not currently subject to regulation by the FCC and state public utility commissions. Changes in the regulation or interpretation of legislation affecting our operations could have a material adverse effect on our business, operating results and financial condition.


We Are Subject To Municipal and Other Local Regulation

         Municipalities may require us to obtain building permits and licenses or franchises in order to install Wi-Fi equipment and Internet terminals in various locations. A municipality's decision to require ICOA to obtain permits or licenses could delay or impede the deployment of our networks.


There Are Many Competitors In Our Industry

         While there are numerous companies involved in Wi-Fi and Internet terminal deployment, many of these firms are focused on delivering single product solutions. One or more of these companies may choose to compete against our target products and services. In addition to the large established companies there are numerous small companies that may pursue similar markets with similar products and services. Increased competition could have material adverse consequences on us.


We May Be Unable To Obtain Additional Financing Which Could Affect Our Operating Performance And Financial Condition

         We will require additional capital. We cannot guaranty that additional financing will be available on favorable terms, or at all. Any additional financings may dilute the value and voting power of the common stock. Other than our agreement with Cornell Capital Partners, we currently have no bank borrowings or credit facilities, and we cannot guaranty that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes. All of these factors could have an adverse effect on our projected operating performance and financial condition.


No Expectation Of Dividends On Common Stock

         We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Our Common Stock May Lack Liquidity And Be Affected By Limited Trading Volume

         Our common stock is traded on the NASDAQ Over the Counter Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

         The market for the common stock is highly volatile. The trading price of the common stock could be subject to wide fluctuations in response to, among other things:

o        quarterly variations in operating and financial results;

o announcements of technological innovations or new products by our competitors or us;

o changes in prices of our products and services or our competitors' products and services;

o        changes in product mix;

o        changes in our revenue and revenue growth rates;

o        response to our strategies concerning software and the Internet; and

o        marketing and advertising.


         Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or related to it could result in an immediate effect in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.


Quarterly Operating Results Are Uncertain And May Fluctuate Significantly, Which Could Negatively Affect The Value Of The Common Stock

         Our quarterly results of operations have varied in the past and are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, some of which are outside of our control. We believe that revenues will be subject to fluctuations in the economy and seasonal travel in particular. Our results of operations may be impacted by these fluctuations. Consequently, our results of operations could be harmed by a downturn in the general economy or a shift in consumer buying patterns.

         Due to these and other factors, we believe that quarter-to-quarter comparisons of operating results may not be meaningful and investors should not rely upon them as an indication of future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If revenues are lower than expected, we could be adversely affected. In this event, the market price of our common stock likely would decline.


Risks Associated With Potential Acquisitions

As part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. We cannot guaranty that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

Failure To Maintain Adequate General Liability, Commercial, and Product Liability Insurance Could Subject ICOA To Adverse Financial Results

         Although ICOA carries general liability, product liability and commercial insurance, we cannot guaranty that this insurance will be adequate to protect it against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain this insurance on reasonable terms.


Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

o        With a price of less than $5.00 per share;

o        That are not traded on a "recognized" national exchange;

o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.


Possible Issuance Of Substantial Amounts Of Additional Common Stock Without Stockholder Approval Could Dilute Investors

         Additional shares of common stock may be issued upon the exercise of stock options granted or available for grant under our stock option plans and other stock options previously granted. All of such shares may be issued without any action or approval by our stockholders. Any shares issued would further dilute the percentage ownership of the common stock.

                          RISK RELATED TO THIS OFFERING


Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 129,198,778 shares of common stock shown as outstanding as of March 31, 2004, 109,859,068 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 19,339,710 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

         The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, at December 31, 2003, at an assumed offering price of $0.0882 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.787 per share. Dilution per share at prices of $0.06615, $0.0441 and $0.02205 per share would be $0.0575, $0.0369 and $0.0172, respectively.

         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.


Under The Standby Equity Distribution Agreement, Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

         The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 2% discount to the lowest daily VWAP for the 5 trading days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.


Under the J&G Warrant, Jenkens & Gilchrist Will Pay Less Than The Then Prevailing Market Price Of Our Common Stock

         The common stock to be issued under the J&G Warrant, which allows Jenkens & Gilchrist to purchase 1,066,660 shares of our common stock, will be issued at $0.0001 per share. These substantially discounted sales could cause the price of our common stock to decline.


The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 19,413,163 shares of common stock may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the Securities and Exchange Commission will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

         In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if the company has not performed in such a manner to show that the equity funds raised will be used to grow the company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, ICOA may request numerous draw downs. Even if ICOA uses the proceeds from the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to ICOA the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict the circumstances whereby short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales, the stock price has dropped to near zero. This could happen to ICOA.


The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.


We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

         We are to a great extent dependent on external financing to fund our operations. Our financing needs may be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $250,000 every 7 trading days.


The Conversion Of Our Outstanding Debenture Will Cause Dilution To Our Existing Shareholders

         The issuance of shares upon the conversion of the outstanding debenture will have a dilutive impact on our stockholders. We currently have an outstanding secured convertible debenture in the principal amount of $550,000 that is convertible into shares of common stock at a price equal to the lower of
(a) $0.108, which was one hundred twenty percent (120%) of the daily VWAP of our common stock as of the closing date of the debenture or (b) an amount equal to eighty percent (80%) of the lowest daily VWAP for the 5 trading days immediately preceding the conversion date. If such conversion had taken place at $0.072 (i.e., 80% of the recent price of $0.09), then the holder of the convertible debenture would have received 7,638,889 shares of common stock. As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.


The Outstanding Debenture Is Secured By All Of Our Assets

         On March 17, 2004, we issued a secured convertible debenture in the principal amount of $550,000 to Cornell Capital Partners. This secured convertible debenture is secured by all of our assets owned as of the date of the issuance of the debenture or thereafter acquired or obtained. In the event that there is an event of default under this secured convertible debenture, the holder has the right to foreclose on all of our assets, which could force us to curtail or cease our business operations.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to ICOA and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                                   Percentage
                                                                                       of
                                                                                  Outstanding
                                                                 Shares to be      Shares to
                                              Percentage of        Acquired       Be Acquired                    Percentage
                                               Outstanding        under the        under the                      of Shares
                               Shares            Shares            Standby          Standby                      Beneficially
                            Beneficially      Beneficially          Equity           Equity      Shares to be        Owned
                            Owned Before      Owned Before       Distribution     Distribution   Sold in the         After
     Selling Stockholder      Offering        Offering (1)        Agreement        Agreement       Offering       Offering(1)
------------------------    --------------    --------------    ---------------   ------------  --------------    ------------
                                  Shares Acquired in Financing Transactions with ICOA, Inc.
Cornell Capital Partners
                              6,843,000(2)           4.99%        1,000,000(2)             *        18,336,503           0.0%
Jenkens & Gilchrist             1,066,660                *                  --            --         1,066,660           0.0%
Newbridge Securities
  Corporation                      10,000                *                  --            --            10,000           0.0%
                            --------------                      ---------------                  -------------    ------------
Total                           7,919,660                            1,000,000                      19,413,163           0.0%
                            ==============                      ===============                  =============    ============

---------------
*        Less than 1%.
(1) Applicable percentage of ownership is based on 129,198,778 shares of common stock outstanding as of April 12, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of April 12, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 12, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The 6,843,000 shares of common stock represent: (a) 2,990,000 shares issued as a commitment fee under the Standby Equity Distribution Agreement, (b) 3,453,000 shares that represent the approximate number of shares underlying the convertible debenture that may be converted by Cornell Capital Partners, and (c) 400,000 shares underlying the warrant held by Cornell Capital Partners, issued in connection with the convertible debenture. Please note that the terms of the convertible debenture held by Cornell Capital Partners provide that in no event shall Cornell Capital Partners be entitled to convert the debenture for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of ICOA following such conversion. Please note that for the debenture conversions, we are assuming a price of $0.072 per share. Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debenture may be higher or lower. We are registering 14,346,503 shares to cover such debenture and warrant conversions and 2,990,000 to cover the commitment fee. To the extent that less than 14,346,503 shares are needed to cover conversions, then the balance of such shares shall be available to be issued under the Standby Equity Distribution Agreement.

         The following information contains a description of the selling stockholder's relationship to ICOA and how the selling stockholder acquired the shares to be sold in this offering. The selling stockholder has not held a position or office, or had any other material relationship, with ICOA, except as follows:

Shares Acquired In Financing Transaction With ICOA

o Cornell Capital Partners. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement, the holder of convertible debenture and the holder of a warrant. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with ICOA. That transaction is explained below:

                  Standby Equity Distribution Agreement. In March 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 trading days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of 2,990,000 shares of our common stock.

                  We are registering 1,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement in addition to the shares registered in this offering in connection with the commitment fee under the Standby Equity Distribution Agreement.

                  Convertible Debenture. On March 17, 2004, we also entered into a $550,000 5% secured convertible debenture with Cornell Capital Partners as a bridge loan to fund operations through the registration process. We received $350,000 of the proceeds of this debenture in March 2004, and will receive the balance upon filing this registration statement with the Securities and Exchange Commission. The debenture is convertible at Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) $0.108, which was 120% of the closing bid price of our common stock as of the closing date of the debenture or (ii) 80% of the daily WVAP of our common stock for the 5 trading days immediately preceding the conversion date. If the conversion price falls below $0.09 per share, Cornell Capital Partners cannot convert more than $50,000 per week. In addition, on up to two occasions, we may prevent Cornell Capital Partners from converting the debenture for up to 5 trading days. At maturity, the debenture shall be automatically converted into shares of common stock at the conversion price listed above. The convertible debenture is secured by all of our assets. In the event the debenture is redeemed, then we will issue to Cornell Capital Partners a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price equal to $0.108. In connection with the convertible debenture, Cornell Capital Partners received a 3-year warrant to purchase 400,000 shares of common stock at a price of $0.108 per share. We are registering 18,734,562 shares of common stock in this offering underlying the convertible debenture and related warrant.

                  Newbridge Securities Corporation. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of 10,000 shares of common stock. ICOA is registering such shares in this offering.

Shares Acquired In Settlement Agreement Between ICOA And Jenkens & Gilchrist

         J&G Warrant. In November 2003, we entered into a settlement agreement with Jenkens & Gilchrist pursuant to which we issued a five-year warrant to Jenkens & Gilchrist granting Jenkens & Gilchrist the right to purchase 1,066,660 shares of our common stock at a price of $0.0001 per share. We are registering 1,066,660 shares of common stock in this offering underlying the J&G Warrant.


There Are Certain Risks Related To Sales By Cornell Capital Partners

         There are certain risks related to sales by Cornell Capital Partners, including:

o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. ICOA will pay Cornell Capital Partners 5% of each advance as an additional fee.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $65,000 plus 5% retainage payable to Cornell Capital Partners


------------------------------ -------------------- ------------------------
Gross Proceeds                 $           450,000  $             5,000,000
Net Proceeds                               362,500                4,685,000

Use of Proceeds:

Corporate and Working Capital              362,500                4,685,000
                               -------------------- ------------------------
Total                          $           362,500  $             4,685,000
                               ==================== ========================

                                    DILUTION

         The net tangible book value of ICOA as of December 31, 2003 was $(2,995,913) or $(0.0248) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of ICOA (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to ICOA, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.0882 per share which is in the range of the recent share price.

         If we assume that ICOA had issued 56,689,342 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.0882 per share (i.e., the maximum number of shares needed in order to raise a total of $5.0 million available under the Standby Equity Distribution Agreement), less retention fees of $250,000 and offering expenses of $65,000, our net tangible book value as of December 31, 2003 would have been $0.0095 per share. However, ICOA's current Articles of Incorporation only authorize the issuance of 150,000,000 shares of common stock. In order to issue the number of shares in this example, ICOA would have to obtain shareholder approval to amend its Articles of Incorporation to increase its authorized common stock. An offering such as the one described herein would represent an immediate increase in net tangible book value to existing stockholders of $0.0343 per share and an immediate dilution to new stockholders of $0.0787 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.0882
Net tangible book value per share before this offering      $(0.0248)
Increase attributable to new investors                      $ 0.0343
                                                            ---------
Net tangible book value per share after this offering                   $0.0095
                                                                        --------
Dilution per share to new stockholders                                  $0.0787
                                                                        ========

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                 Assumed           No. of Shares to be     Dilution Per Share to
             Offering Price             ISSUED (1)             New Investors
             --------------        -------------------     ---------------------
               $0.08820                56,689,342                $0.0787
               $0.06615                75,585,790                $0.0575
               $0.04410               113,378,685                $0.0369
               $0.02205               226,757,370                $0.0172


(1) ICOA is registering 1,000,000 shares of common stock under the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         Summary. In March 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest VWAP of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of 10,000 shares of our common stock. We are registering an additional 1,000,000 shares of common stock for the Standby Equity Distribution Agreement pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

         Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. Under the Standby Equity Distribution Agreement we will have access to up to $5,000,000 over a 24 month period. In connection with the Standby Equity Distribution Agreement, we issued to Cornell Capital Partners 2,990,000 shares of our common stock as a commitment fee.

         The periodic sale of shares is known as an advance or draw down. From time to time at our sole discretion, we may present Cornell Capital Partners with an advance notice, which would require them to purchase shares of our common stock at a 2% discount to the lowest daily VWAP of our common stock traded on each of the five days following the date of the draw down notice. We may request an advance every 7 trading days with a maximum of $250,000 per advance. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. Once the underlying shares are registered, we retain complete control of the timing and amount of each draw down. A commission of 5% is due Cornell Capital Partners on the gross proceeds of each draw down.

         We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is limited to a maximum draw down of $250,000 every 7 trading days. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement to be available under the Standby Equity Distribution Agreement, at a recent offering price of $0.0882 per share, we would issue 1,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $88,200. These shares would represent 0.6666% of our outstanding common stock upon issuance. We are registering 1,000,000 shares of common stock for the sale under the Standby Equity Distribution Agreement.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. The issuance of a larger number of shares under the Standby Equity Distribution Agreement may result in a change of control. That is, if all or a significant block of such shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of ICOA by electing its or their own directors.

         You should also be aware that in order for us to utilize the full $5.0 million available under the Standby Equity Distribution Agreement, it will be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. This is currently the case based on the stock market price of $0.09 as of April 12, 2004. ICOA is authorized in its Articles of Incorporation to issue up to 150,000,000 shares of common stock. As of March 31, 2004, ICOA had 129,198,778 shares of common stock outstanding. ICOA is registering 1,000,000 shares of common stock hereunder to be issued under the Standby Equity Distribution Agreement.


         Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $65,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a one-time commitment fee of 2,990,000 shares of common stock. We also issued a secured convertible debenture in the principal amount of $550,000 to Cornell Capital Partners, terms of which are set forth in page 15. In addition, we issued 10,000 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the 1,000,000 shares of our common stock. The 2% discount, the 5% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 10,000 shares of our common stock.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $65,000. The offering expenses consist of: a Securities and Exchange Commission registration fee of $221.37, printing expenses of $2,500, accounting fees of $10,000, legal fees of $50,000 and miscellaneous expenses of $2,278. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following information should be read in conjunction with the consolidated financial statements of ICOA and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business, which follows this section.


Overview

         We are a provider of Public Broadband Internet Access. The company operates private networks of high-speed Internet Terminals (WebCenter3000(TM)), and Wi-Fi (wireless Internet) Hot Spots, in over 180 locations nationwide. We operate in public locations - airports, hotels, marinas, transportation and conference centers. We provide fully managed broadband Internet access allowing services including: Internet access, e-mail, e-fax and telephony; business services including printing; e-commerce; and `venue specific' advertising. We currently operate or manage installations at the San Francisco International Airport, the Greater Baton Rouge, Louisiana Airport, Rhode Island's Newport Harbor `Hot Zone', in 165 Panera Bread locations and several prestigious hotels.

         Management believes Wi-Fi is a logical extension of the core Public Broadband Internet Access business as we seek deployment to multiple new venues including airports, hospitality locations, and transportation hubs. At the majority of these locations, we seek to supplement Wi-Fi access with Internet access terminals for users who do not carry laptop computers or PDA's. Our objective is to install Internet access terminals wherever we provide Wi-Fi access and Wi-Fi access wherever we have Internet access terminals. If successful, we anticipate synergies will develop between the two services permitting us to share costs of Internet connectivity, national network infrastructure, and network operations and call centers, as well as the common credit card validation and transaction and billing systems.


Going Concern

         As reflected in ICOA, Inc.'s financial statements for the twelve months ended December 31, 2003, ICOA's stockholders' deficit of $2,995,913 and its working capital deficiency of $4,043,019 raise substantial doubt about its ability to continue as a going concern. The ability of ICOA to continue as a going concern is dependent on ICOA's ability to raise additional debt or capital, including the ability to raise capital under the Standby Equity Distribution Agreement. The financial statements for December 31, 2003 do not include any adjustments that might be necessary if ICOA is unable to continue as a going concern.

Critical Accounting Policies And Estimates

         Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below, as well as our valuation of equity securities used in transactions and for compensation, and our revenue recognition methods.

Concentration Of Credit Risk

         Concentration of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. All trade receivables are concentrated in the quick service restaurant segment of the economy; accordingly ICOA is exposed to business and economic risk. Although ICOA does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the quick service restaurant industry. At December 31, 2003, ICOA deems all accounts to be collectible. Accordingly, no allowance for bad debts has been made on the books of ICOA.

Fair Value Of Financial Instruments

         ICOA considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Deferred Financing Costs

         ICOA amortizes deferred financing costs over the life of the notes.

Property And Equipment

         Property and equipment are recorded at cost. Depreciation is provided by the straight - line method over the estimated useful lives of the related assets, which is estimated to be from three to seven years.

Research And Development

         Research and development costs are charged to expense as incurred.

Stock Based Compensation

         Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. ICOA has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of ICOA's stock at the date of the grant over the amount an employee must pay to acquire the stock. ICOA has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Revenue Recognition

         Revenue generated for Internet access via Wi-Fi or Internet terminals is recognized at the time the service is used. Costs associated with providing the services are expensed as incurred. Revenue generated from the sale and configuration of Wi-Fi equipment is recognized at time of shipment FOB to the customer. Costs associated with the equipment sold are expensed at the time of shipment. Configuration and setup labor is expensed as incurred. Revenue generated from managed services (both help desk and network management) is recognized at the time of billing. Services are billed at the beginning of each month's activity. Revenue from technology licensing is recognized on receipt. These licenses do not carry any long term obligations on the part of ICOA.

      YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002


                              RESULTS OF OPERATIONS


Revenue

         Our principal source of revenue is derived from the ownership and operation of Internet pay phone terminals. We generated $324,789 in revenue for the year ended December 31, 2003 versus $259,653 in revenue for the year ended December 31, 2002. The revenue generated was from telecommunications services such as telephone, Internet access, e-mail and license fees. During the fiscal year 2003, we also began generating revenue from Wi-Fi equipment sales, installation fees, and network management and maintenance services

         Revenue was generated from the following services:

                                                        2003             2002
                                                    -----------     ------------
Transaction Service Fees                            $  140,140      $   232,553
Licensing Fees                                         120,000           27,100
Wi-Fi Equipment Sales and Service                       52,286                0
Managed Services                                        12,363                0
                                                    -----------     ------------
Total                                               $  324,789      $   259,653



Cost Of Services

         Cost of Services consists primarily of:

                                                        2003             2002
                                                     -----------     -----------
Telecommunication Costs                              $  107,952      $  111,498
Co-Location and Hosting Services                         55,023          52,369
Depreciation Expense                                    254,211         251,774
Wi-Fi Equipment and Installation                         41,940               0
Managed Services                                         10,503               0
Maintenance Fees                                         10,615          11,412
                                                     -----------     -----------
Total                                                $  480,244      $  427,053
                                                     ===========     ===========

         The Gross Profit for the year ended December 31, 2003 was negative due to preliminary costs incurred for installation of new locations and the continuing costs associated with carrying excess capacity built into our Network Operations Center which is capable of managing a larger network. The gross profit for the year ended December 31, 2003 improved marginally by approximately 7% over the previous year. This is primarily due to a 25% increase in revenue. During the first and second quarters of 2003, the impact of the SARS virus overseas curtailed a significant number of flights through San Francisco, a major gateway to the Far East and, until recently, our largest revenue producing location. Late in the second quarter and continuing into the third quarter, we saw revenue begin to rise. During the second quarter and continuing in the third quarter, ICOA incurred costs associated with site surveys and installation design work in anticipation of adding new locations later in the year. Subtracting depreciation costs from the Cost of Services, the Gross Margin for the year ended December 31, 2003 was a profit of $98,756 versus a profit of $84,374 for the year ended December 31, 2002. This difference was mostly due to the inclusion of revenue attributable to Wi-Fi equipment sales and managed services during 2003.

Selling, General And Administrative Expenses

         General and administrative expenses consist primarily of:

o employee compensation and related expenses (including payroll taxes and benefits for executive, administrative and operations personnel);

o professional fees associated with deployment of our Internet access terminals and Wi-Fi networks;

o completion of the registration process with the Securities and Exchange Commission;

o professional fees associated with the development and creation of marketing materials in pursuit of advertising contracts;

o        commissions associated with initial procurement of airport locations;

o        travel and entertainment; and

o facility and office-related costs such as rent, insurance, maintenance and telephone.

         These costs increased approximately 99% from $808,960 for the year ended December 31, 2002 to $1,657,769 for the year ended December 31, 2003. This increase is primarily due to an increase in professional and consulting expenses associated with the development of our Wi-Fi business plan. In addition, we incurred higher payroll costs associated with the hiring of additional personnel in the fourth quarter. As part of the consolidation of Airport Network Solutions, Inc., ICOA incurred an added expense of $161,000 in connection with their travel and entertainment expenses. Management expects general and administrative expenses in future periods to run at increased levels over prior years in support of the growth of the business.

Depreciation Expense Included In Cost Of Sales

         Depreciation expense of $254,211 was recorded for the year ended December 31, 2003 as compared to $251,774 for the year ended December 31, 2002. An increase of $2,437.

Interest Expense

         Interest expense consists of interest accrued on loans and convertible notes payable, and the beneficial conversion feature on the convertible notes. Interest expense decreased from $822,843 for the year ended December 31, 2002 to $527,581 for the year ended December 31, 2003 representing a decrease of $295,262. The decrease was primarily attributable to a reduction in convertible notes and the settlement of the vendor note due SchlumbergerSema. In addition, the beneficial conversion feature associated with the convertible debenture which was being written off over the life of the debenture was fully amortized in the first half of the 2003 fiscal year.

Net Loss

         For the year ended December 31, 2003, we had a net loss of $774,663 as compared to a loss of $1,805,585 for the year ended December 31, 2002. The decrease in net loss of $1,030,922 was mainly due to the $1,576,746 gain on extinguishments of debt and a reduction in interest expense of $295,262 in 2003.

Income Taxes

         No provision for federal and state income taxes has been recorded as we incurred net operating losses since January 1, 1998 (Inception). The net operating losses will be available to offset any future taxable income. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting future results, management does not believe that the realization of the potential future benefits of these carry forwards meets the criteria for recognition of a deferred tax asset required by generally accepted accounting principles. Accordingly, a full 100% valuation allowance has been provided.

Liquidity And Capital Resources

         Cash and cash equivalents were $6,845 at December 31, 2003. Net cash used in operating activities of $844,195 was derived from the net loss from operations offset by depreciation of equipment, furniture and fixtures, amortization of deferred finance costs, non-cash extinguishment of debt, and increase in accrued expenses.

         At December 31 2003, we had a working capital deficit of $4,043,019. We made capital expenditures of $381,828 during the year, and invested $20,000 in joint ventures and the acquisition of technology related to our Wi-Fi business model.

         During the year ended December 31, 2003, we raised an aggregate of $938,354 (net of expenses) from the private placement of short term notes with unrelated investors.

         During the year ended December 31, 2003, we raised an aggregate of $56,423 (net of expenses) from the private placement of demand notes with an officer.

         On July 25, 2001, we received notice from World Capital, Inc. (Lessor), that they had decided not to fund the previously announced $1,600,000 equipment lease to finance 125 WebCenter3000(TM) terminal installations at San Francisco and Los Angeles International Airports. We have notified World Capital they are in violation of the equipment lease, and we are pursuing legal action against both World Capital and the bank, which they represented as providing their credit facility. In December 2002, the suit was amended to include criminal fraud charges against the principals of World Capital, Inc. We cannot accurately predict the outcome of any potential legal action or other attempt to resolve the dispute.

         During fiscal 2003, holders of our convertible debentures converted approximately $3,806 of outstanding debentures and $589 of accrued interest, and received approximately 4,000,000 shares of our common stock.

         During the third quarter of fiscal 2003, we reached an agreement with the holders of the remaining balance of our convertibles debentures which resulted in the cancellation of the notes and required us to make a cash payment of $507,850 in January 2004. In addition, we agreed to issue common stock valued at $225,000 on the date of issuance and preferred stock with a value of $337,500 on the date of issuance, provided our shareholders approve a class of preferred stock and an increase in the amount of authorized shares of common stock at our next shareholder's meeting. ICOA has received a waiver postponing the due date of this cash payment until May 31, 2004.

          In September 2003, we reached an agreement with SchlumbergerSema settling our outstanding equipment loan. This settlement reduced the outstanding balance of principal and interest to $475,000 payable over a 90 day period beginning in October 2003. The agreement requires no additional interest, and represents a savings of $917,548 in principle and accrued interest. In November 2003, we made a payment of $100,000 against the $475,000 owed to SchlumbergerSema; however since November, 2003, we have made no further payments to SchlumbergerSema and are presently in default.

         The settlements with the holders of the convertible debentures and SchlumbergerSema has led to the extinguishment of approximately $1.3 million of debt and accrued interest.

         We have satisfied our cash requirements to date primarily through private placements of common stock, warrants, debentures convertible into shares of common stock and the issuance of common stock in lieu of payment for services. Also, officers have at times loaned ICOA funds to provide working capital.

         We intend to seek shareholder approval, and have filed a proxy statement with the Securities and Exchange Commission, to increase our authorized shares from the current 150,000,000 to 500,000,000, and also create a class of preferred shares to facilitate future financing and acquisition opportunities. We anticipate that the shareholders' meeting will be held some time during the second quarter of 2004.

         We need to raise a minimum of $1,500,000 through public or private debt or sale of equity to produce additional working terminals, to continue expanding our communications services, voice, facsimile, data and electronic publishing network and the service operation center, and to develop and implement additional contracts at airports, hotels and retail locations in order to continue placing our terminals and Wi-Fi networks in strategic positions. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

         The report of our independent auditors on our financial statements for the years ended December 31, 2003 and 2002 contains an explanatory paragraph, which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern. This report is not viewed favorably by analysts or investors and may make it more difficult for us to raise additional debt or equity financing needed to run our business.


Subsequent Events

         In March 2004, we entered into a Standby Equity Distribution Agreement in the amount of $5,000,000 with Cornell Capital Partners. This facility may be used in whole or in part at our sole discretion, upon the effective date of a registration statement filed with the Securities and Exchange Commission. Under the Standby Equity Distribution Agreement we will have access to up to $5,000,000 over a two-year period. From time to time at our sole discretion, we may present Cornell Capital Partners with a draw down notice, which would require them to purchase shares of our common stock at a 2% discount to the lowest daily VWAP of our common stock traded on each of the five days following the date of the draw down notice. A maximum of $250,000 may be drawn down every 7 trading days. We retain complete control of the timing and amount of each draw down. A commission of 5% is due Cornell Capital Partners on the gross proceeds of each draw down.

         In connection with the Standby Equity Distribution Agreement, we issued to Cornell Capital Partners 2,990,000 shares of our common stock as a commitment fee.

         Simultaneously, we entered into a $550,000 5% secured convertible debenture with Cornell Capital Partners as a bridge loan to fund operations through the registration process. We received $350,000 of the proceeds of this debenture in March 2004, and will receive the balance upon filing of this registration statement with the Securities and Exchange Commission. The debenture is convertible at a conversion price equal to the lower of (a) $.108 per share, which was 120% of the closing bid price of ICOA's common stock as of the closing date, or (b) 80% of the VWAP for the 5 trading dates immediately preceding the conversion date. In addition, if the conversion price falls below $.09, Cornell Capital Partners cannot convert more than $50,000 per week, and we can, on up to two occasions, prevent Cornell Capital Partners from converting for up to 5 trading days. In connection with the debenture, we also issued a three-year warrant to purchase 400,000 shares of our common stock at $0.108 per share.

                             DESCRIPTION OF BUSINESS


How Our Company Is Organized

         We were incorporated in Nevada in September 1983 under the name Quintonix, Inc. In March 1989, we changed our name to ICOA, Inc. On March 15, 1999 we created WebCenter Technologies, Inc., a Nevada corporation and our wholly-owned subsidiary. In October 2003, we acquired the assets of QGo, LLC and in December 2003 we acquired Airport Network Solutions Inc., a California corporation and our wholly-owned subsidiary. In February 2004, we acquired the assets of Seventh Wave, LLC.


Where You Can Find Us

         We are located at 111 Airport Road, Warwick, RI 02889. Our telephone number is (401) 739-9205, our facsimile number is (401) 739-9215, our e-mail address is info@icoacorp.com, and our homepage on the world-wide web is at http://www.icoacorp.com.


About Our Company

         We are a Public Broadband Internet Access provider, deploying private networks of high-speed "Webpayphones" (Internet access terminals) and Wi-Fi "hot spots" (public wireless local area networks for Internet access). We own, operate and/or manage private networks of Wi-Fi hot spots, Internet access terminals (WebCenter3000(TM)), and distribute broadband systems. We generate revenue from:

o the sale of Wi-Fi systems to airports, hotels, convention centers, marinas, quick-service restaurants and other high-traffic locations coupled with long term operating and maintenance contracts;

o long-term contracts to install, own and operate on a revenue sharing Wi-Fi systems and Internet access terminals in airports, hotels, convention centers and other high traffic venues that meet the certain revenue generation criteria; and

o end users of Wi-Fi hot spots and Internet access terminals on "pay-for-use" transactions.

         We have deployed an automated network of Internet access terminals through our wholly owned subsidiary, WebCenter Technologies, Inc. We have installed a network to provide, via these terminals, telecommunications services, telephone, Internet access, e-mail and e-facsimile as well as business services including printing capability, e-commerce, advertising and bill paying.

         Through our wholly-owned subsidiary, Airport Network Solutions, Inc., we are a neutral-host provider that partners with airports to design, install, operate, maintain, and manage facility-wide public Wi-Fi networks. Our turnkey service manages all authentication, customer support, billing, reconciliation and in-building roaming. This wireless infrastructure can be branded by the airport and also opened up to Wi-Fi aggregators and wireless internet service providers (ISPs) as part of their own branded services.

         Our first installation was at the San Francisco International Airport on June 1, 2001, and we currently have 63 Internet access terminals installed in this airport. In 2002, this operation provided the majority of our revenue. During 2003, we installed Internet access terminals and a Wi-Fi network at the Baton Rouge, LA airport. We have installed and operate Wi-Fi networks in the following airports: Sacramento, CA, Fresno, CA and Savannah, GA, as well as the Mayflower Hotel in New York. We also operate Wi-Fi "hot zones" in the harbor district of Newport, RI and Boston's South End, as well as in 165 Panera Bread bakery locations throughout the United States. In addition, we own and operate Internet access terminals in the McCormick Place Convention Center in Chicago as well as several hotel and youth hostel locations in Massachusetts, New York and Illinois.

         The report of our independent auditors on our financial statements for the years ended December 31, 2003 contains an explanatory paragraph, which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern. This report is not viewed favorably by analysts or investors and may make it more difficult for us to raise additional debt or equity financing needed to run our business.

         In March 2004, we entered into a Standby Equity Distribution Agreement for $5,000,000 with Cornell Capital Partners. This flexible equity facility may be used in whole or in part at our sole discretion, upon the effective date of a registration statement to be filed with the Securities and Exchange Commission. Under this agreement we will have access to up to $5,000,000 over a two-year period. This access to funds will provide us with financial flexibility, and should allow us to complete pending acquisitions and seek additional acquisition candidates. We also believe that this facility will allow us to develop more airport, hotels, and other locations for Wi-Fi networks and Internet access terminals throughout the country.

         Simultaneously, we entered into a $550,000 convertible debenture with Cornell Capital Partners as a bridge loan to fund operations through the registration process.


Our Products And Services


         Wi-Fi

         Our wholly-owned subsidiary, Airport Network Solutions, Inc. ("ANS"), designs and manages Wi-Fi solutions for the North American airport industry. ANS develops innovative revenue sharing business models for Wi-Fi or WLANs (wireless local area networks) and designs solutions that enable airports to provide cost effective 802.11x wireless access to public and private customers. ANS partners with airports to design, install, manage and operate a single common-use WLAN infrastructure throughout the facility. Additionally, ANS is able to secure transaction volume and revenue as consumer adoption of Wi-Fi technology grows.

         ANS provides airports with WLAN expertise and solutions including: financing, network design, installation, maintenance and management for both public (travelers) and private (airlines and other airport tenants) access. ANS provides 24-hour, high-speed, wireless Internet access to mobile professionals and private users in airports. ANS derives its revenues from:

o monthly private usage fees from airlines and airport concessionaires for access to Wi-Fi services;

o        transaction and access fee revenue from Wi-Fi end-users;

o wholesale access fees from other telecommunications providers and Wi-Fi service aggregators such as Boingo; and

o professional consulting services to telecommunications carriers and airports.

         Currently we have installed and manage Wi-Fi networks at airports in Sacramento, CA, Fresno, CA and Savannah, GA. Additionally, we served as a Wi-Fi network consultant to San Francisco International Airport in developing an RFP for Wi-Fi services and were hired to advise both Sprint and IBM on airport Wi-Fi business models and strategies. These consulting engagements were completed during 2003.

         As a result of the acquisition of the assets of QGO in October 2003, we also assist quick-service restaurants, hotels, marinas and other high-traffic locations in developing and operating Wi-Fi networks. QGO builds and operates distributed-broadband and broadband-on-demand networks, creates and hosts customized portals, and furnishes and installs wireless transmission products. As of the date of this filing, we have installed Wi-Fi networks in over 165 Panera Bread bakery locations throughout the United States. We have also installed Wi-Fi networks at the Newport, RI harbor "hot zone", the Boston South End "hot zone" and one hotel property in New York City.


         Internet Access Terminals

         We place, own, and operate terminals in strategic, high traffic areas, so we can reach consumers and earn revenue by offering services from the following three categories:

o        Telecommunications Services;

o        Internet and e-mail access;

o        Local and long distance phone calls;

o        Business Services;

o Print (from laptop or other enabled portable device, documents, Internet pages, or e-mail attachments);

o        e-Commerce Services;

o        Passive advertising from attract mode;

o        Sponsorships of portal and directory services;

o        Banner advertising;

o        Click-through referrals for web site visits; and

o        Online retail sales and bill payment.

         We sell both telecommunication and business services directly to the consumer. We intend to introduce a passive advertising medium from which we expect to derive advertising revenues based on exposures. We intend to package content with support from strategic partners, sponsors, service affiliates and third party content providers.

         In December 2003, we entered into a letter of intent to acquire Internet Media Group, which owns, operates and services 80 high-speed Internet access terminals. IMG has an installed base of 64 Internet access terminals in hotels and youth hostels located in Massachusetts and Florida, and 16 Internet access terminals in Logan International Airport in Boston, MA. We anticipate that the acquisition will be completed during the second quarter of 2004.


Our Technology And Network


         Wi-Fi Network "Hot Spots"

         Wi-Fi, 802.11x, is a wireless technology for transmitting data between computing devices and the Internet at speeds as high as 54 Mbps. The technology operates within the unlicensed 2.4 GHz industrial band. Wi-Fi equipment has become inexpensive and is now available to the average home computer user, further widening its installed base and demand. Today, new laptop computers and PDA's are being shipped "Wi-Fi Ready."

         We are attempting to capitalize on the growing need for Wi-Fi access in public spaces by developing a network of Wi-Fi locations, called Hot Spots or Access Points. "Hot Spots" are public places where Wi-Fi access is available to end-users. We intend to install both new "Hot Spots" at airports and retrofit existing, and future deployments of WebCenter3000(TM)' terminals with Wi-Fi technology, providing a hybrid of wired and wireless connectivity.

         Our Wi-Fi networks allow user's access to Wi-Fi aggregators and roaming partners. Aggregators drive incremental traffic to our Hot Spots, provide access control, and manage the backend infrastructure for authentication, roaming and settlement services. Aggregators also perform transaction accounting and auditing functions. Since we own and manage our network, we are essentially a Wireless Internet Service Provider (WISP) for those users who are seeking connectivity and have not yet subscribed to a service.


         Internet Terminals:  The WebCenter3000(TM)

         Our WebCenter3000(TM) Internet terminals were designed to be public access terminals that deliver multiple communications services such as local and long distance telephony; business services such as e-fax, email, and Internet access; and a new, alternative "electronic billboard" advertising and "paid content" platform. The terminals were manufactured by SchlumbergerSema.

         Components meet strict guidelines for reliability, durability and market life to ensure a reliable, stable product. The terminals are installed in existing public payphone enclosures enabling rapid deployment with no facility modifications. Designed for high traffic locations, the terminals include a 14" color touch screen, water resistant lightweight aluminum casing, magnetic credit card and smart card reader, high end full page thermal printer, and an integrated security system that provides instant notification to the network administrator if the terminals are tampered with. Software, including operating system components and content, is remotely managed from the Network Operations Center. This allows rapid deployment of seasonal and regional content that can be loaded on any number or group of machines within the network.

Network

         Each of the WebCenter3000(TM) terminals are installed with high speed connectivity to the Internet through our Network Operations Center (NOC). Utilizing state-of-the-art Cisco equipment and a local area network (LAN) constructed on each airport campus connecting the WebCenter3000(TM) terminals via Frame Relay back to the NOC, the traffic is routed directly to the Internet via proxy server, while credit card transactions and other operational traffic is routed to our servers located in the NOC. A sophisticated firewall prevents access to the network from outside. This network architecture provides ease of installation, high-speed connectivity, content management, security, and real time (24/7) monitoring of each terminal. Terminal locations are currently connected to the NOC via a Frame Relay backbone provided by Qwest.


Network Operations Center And Backbone

         Our Network Operations Center (NOC) was built by SchlumbergerSema and is hosted in Qwest Communications' Cyber Center in Burbank, CA. This manned co-location facility provides real time supervision and maintenance of our network. In its current configuration, our NOC is capable of supporting up to 1,000 devices and is scaleable to 5,000 devices.

         While the NOC provides interconnection and oversight, our Service Operations Center (SOC) in Warwick, RI has become the central point from which troubleshooting, software distribution, updates, and performance monitoring are managed. Our SOC allows our Wi-Fi customers to manage Hot Spot locations including customized branding, billing, credit card processing, flexible retail plans, location monitoring and notification, and usage reporting. We also provide our Wi-Fi customers with portal services including a hosted web page which incorporates customer logo and message, 24/7 toll-free in-bound help desk support services and network monitoring, and monthly transactional settlement and reporting.


Our Marketing Strategy

         We have developed a multi-faceted marketing plan to facilitate the following objectives:

o Acquire synergistic companies or assets of companies already engaged in the Wi-Fi or Internet access terminal industry

o        Acquire and retain strategic high-traffic locations

o Leverage existing assets by sharing the common costs of our Network Operations Center and Service Operations Center, credit card validation, authentication, transactions and billing systems across a rapidly expanding number of locations

o Install Internet access terminals wherever we provide Wi-Fi access, and Wi-Fi access wherever we offers Internet access terminals

o        Forge synergy partnerships with suppliers and location hosts

o Provide more extensive back-office support for locations under management

o        Attract and satisfy targeted users

o        Stimulate repeat usage and loyalty

o        Secure advertising and e-commerce sponsorship

o        Create industry awareness

         We acquire strategic locations for our Wi-Fi networks and Internet access terminals through our in-house sales and marketing efforts, and a network of independent contractors working on a commission basis.

Acquisition Of Substantially All Of The Assets Of Go Online Networks

         In December 2001, we acquired certain assets of the Kiosk Division of Go Online Networks Corporation ("GONT"). In consideration for these assets, we delivered a five-year warrant, exercisable for a nominal exercise price in whole or in part at any time after one year for such number of shares of our common stock as would have been determined by dividing $100,000 by 75% of the average bid price per share of the common stock for the three trading days immediately preceding the exercise date. Concurrent with the acquisition, GONT loaned us $100,000.

         In November 2003, we renegotiated the terms of the acquisition and issued to GONT 3,000,000 shares of our common stock, a note for $20,000 payable within 180 days, and a warrant to purchase 2 million shares at $.045 exercisable for 18 months.


Acquisition Of Substantially All Of The Assets Of QGo, LLC

         In October 2003, we acquired substantially all of the assets of QGo, Inc. for a purchase price of $30,000. QGo is a national provider of Wi-Fi Internet connectivity applications and services.


Acquisition Of Airport Network Solutions, Inc.

         During 2003, we entered into a letter of intent to acquire ANS. ANS develops innovative revenue sharing business models for Wi-Fi and WLAN's and in solutions that enable airports across the country to provide cost effective 802.11x wireless access to public and private customers.

         In contemplation of the acquisition, we loaned ANS $250,000 to purchase equipment for airport installations. The acquisition was completed in December 2003. In connection with the acquisition, we agreed to issue the former owners of ANS unregistered shares of our common stock valued at $200,000.


Acquisition Of Substantially All Of The Assets Of Seventh Wave, LLC

         In February 2004, we acquired substantially all of the assets of Seventh Wave, LLC for a purchase price of $5,000. Included in the sale was the trademarked "NetontheGo.com" web portal which offers a wide range of information content, ranging from business news and financial data to weather, travel and entertainment listings. As a result of the acquisition, we now own and operate Internet access terminals at the McCormick Place Convention Center and other Chicago area locations.


Employees

         We have 8 full time employees, and 4 part time employees. We believe that our relationship with employees is satisfactory. We have not suffered any labor problems during the last two years.


Impact Of Terrorist Attacks

         The terrorist attacks in New York and Washington, D.C. in September of 2001 have disrupted commerce throughout the United States and other parts of the world. The continued threat of terrorism within the United States and abroad and the potential for military action and heightened security measures in response to such threat may cause significant disruption to commerce throughout the world. We are unable to predict whether the threat of terrorism or the response thereof will result in any long-term material effect on our business, results of operations, or financial condition. To the extent that such disruptions result in delays or cancellations of commercial aviation, or delay or cancellation of travel plans of the public at large, our business and results of operations could be adversely affected.

                                   MANAGEMENT

Our directors and officers are as follows:

Name and Address          Age   Position
---------------------     ---   ------------------------------------------------
George Strouthopoulos     62    Chief Executive Officer, President and Director
Erwin Vahlsing, Jr.       48    Chief Financial Officer, Treasurer, Secretary
                                and Director
William P. Lord           46    President, WebCenter Technologies, Inc.
Thomas Cannon             42    Vice President Technology, WebCenter
                                Technologies, Inc.

    Below are biographies of our executive officers as of December 31, 2003:

Executive Officers

         George Strouthopoulos is our Chief Executive Officer and President. Mr. Strouthopoulos was appointed to our Board of Directors in 1991. He has served as our Chief Executive Officer and President since his appointment in 1991. From 1990 to 1997, Mr. Strouthopoulos was President of GoFax, Inc., our former subsidiary. Mr. Strouthopoulos had been a full time, unpaid employee of the company until September 2000, at which time he began to receive compensation.

         Erwin Vahlsing, Jr., is our Chief Financial Officer, Treasurer and Secretary. Mr. Vahlsing was appointed to our Board of Directors in February of 1999. Mr. Vahlsing has served as our Chief Financial Officer and Treasurer since his appointment in April of 1999 and has served as our Secretary since his appointment in November of 2000. Since April 1999 Mr. Vahlsing has been a part-time consultant to the company. Since January 2000, Mr. Vahlsing has been a Senior Partner in the management consulting firm of Carter and Vahlsing, CPA.

         From 1998 to January 2000, Mr. Vahlsing was General Manager of Connect Teleservices, LLC, a telemarketing company. From 1996 to 1998, Mr. Vahlsing served as Senior Financial Analyst for Monarch Industries, an architectural woodworking firm. During 1995, Mr. Vahlsing owned Ocean State Financial Consulting, a financial consulting business. Mr. Vahlsing received his degree in Accounting from the University of Connecticut, and a Masters in Business Administration from the University of Rhode Island.

         William P. Lord is President of WebCenter Technologies, Inc., our wholly-owned subsidiary. He has served as President since his appointment in June 1999. Mr. Lord began as a consultant to the company in April 1999 and became a full time employee in September 2000. From September 1997 until April 1999, Mr. Lord served as Vice President of Strategic Marketing & Corporate Communications for U.S. Digital Communications, a distributor of mobile satellite communications solutions such as Iridium, INMARSAT and MSAT. From 1987 to 1997, Mr. Lord was the President of Lord Enterprises, Inc., a management and marketing consulting company.

         Thomas Cannon is Vice President of Technology of WebCenter Technologies, Inc., our wholly owned subsidiary. Mr. Cannon was previously a consultant to the company on manufacturing and technology matters for 7 years. In this capacity, he was lead engineer in the development of a public access PayFax machine for British Telecom. From 1985 to 2000, Mr. Cannon held various engineering management and product development positions with GTECH Corp., successfully deploying 2 new major product lines consisting of over 260,000 lottery POS terminals worldwide. Responsibilities for development team included: scheduling, critical path diagnosis, budget development and reporting, resource assignment and allocation, system architecture and design, RFI/RFP/RFQ review and proposal generation, OEM negotiations and management, and management review and presentation. Mr. Cannon holds a Bachelors Degree in Electrical Engineering from the University of Rhode Island.


Board Of Directors

         Our board currently consists of two directors with one vacancy. The current directors are George Strouthopoulos and Erwin Vahlsing, Jr.

         There are no family relationships among directors, executive officers or persons nominated to become directors or executive officers.

Board Committees

         ICOA does not currently have an audit committee, and the Board of Directors serves this function. Further, the Board does not have a financial expert, as defined by Regulation S-B Item 401. ICOA has not been able to attract a financial expert to serve on its Board of Directors. ICOA intend to seek a candidate to serve in this role in the near future.

                             EXECUTIVE COMPENSATION

         Summary Compensation Table. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2003, 2002 and 2001. Other than as set forth herein, no executive officer's aggregate cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:


                                  Annual Compensation                                Long-Term Compensation
                                                                      Restricted
                                                                           Stock
Name &                                             Other Annual     Awards in                     LTIP          All Other
Principal Position    Year    Salary     Bonus   Compensation (1)     US$(1)       Options/SARs    Payouts     Compensation
-------------------   ----    --------   ------  ----------------   ----------     -------------  --------     ------------
George                2003    $120,000     $0                 $0           0                 0          0              0(2)
Strouthopoulos        2002    $120,000     $0                 $0           0                 0          0              0(2)
Chief Executive       2001    $105,000     $0                 $0           0                 0          0              0(2)
Officer, President,
Chairman of the
Board of Directors


Erwin Vahlsing, Jr.   2003    $105,000     $0                 $0           0                 0          0              0(2)
Chief Financial       2002     $90,000     $0                 $0           0                 0          0              0(2)
Officer, Treasurer,   2001     $82,000     $0        $14,162 (3)           0                 0          0              0(2)
Secretary and
Director


William P. Lord       2003    $120,000     $0                 $0           0                 0          0              0(2)
President of          2002    $120,000     $0                 $0           0                 0          0              0(2)
WebCenter             2001    $110,000     $0                 $0           0                 0          0              0(2)
Technologies, Inc.


Thomas P. Cannon      2003     $57,000     $0                 $0           0                 0          0              0(2)
Vice President        2002     $36,000     $0                 $0           0                 0          0              0(2)
of Technology         2001     $41,000     $0                 $0           0                 0          0              0(2)
WebCenter
Technologies, Inc.


(1) The named executive officers did not receive any long term incentive plan payouts in 2001, 2002 or 2003.
(2) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the named executive officers.
(3) See "Certain Relationships and Related Transactions" relating to Mr. Vahlsing's arrangement with ICOA.

Stock Options

         We did not grant stock options in 2003 or 2002. No executive officer held stock options during the 2003 or 2002 fiscal years.


2003 Stock Compensation Plan

         Our 2003 Stock Compensation Plan (the "2003 Plan") was adopted by our Board of Directors on October 23, 2003. Pursuant to the 2003 Plan, the Board of Directors shall have the authority to award (i) stock options, (ii) restricted stock; (iii) deferred stock; (iv) stock reload options; and/or (v) other stock-based awards. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of March 29, 2004, 10,000,000 shares of common stock had been issued under the 2003 Plan, and no shares remain available for issuance under the 2003 Plan.

         The 2003 Plan is more fully described in the Form S-8 Registration Statement as filed with the Commission on October 23, 2003 and incorporated herein by reference.


2002 Stock Compensation Plan

         On April 24, 2002 the Board of Directors adopted the 2002 Stock Compensation Plan (the "2002 Plan"). Pursuant to the 2002 Plan, the Board of Directors shall have the authority to award (i) stock options, (ii) restricted stock; (iii) deferred stock; (iv) stock reload options; and/or (v) other stock-based awards. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of March 29, 2004, 23,857,143 shares of common stock had been issued under the 2002 Plan, and 1,142,857 shares remain available for issuance under the Plan

         The 2002 Plan is more fully described in the Form S-8 Registration Statement as filed with the Commission on April 24, 2002 and incorporated herein by reference.


2000 Stock Option Plan

         Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our Board of Directors on November 1, 2000. Options granted under the 2000 Plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of March 29, 2004, options to purchase 4,496,208 shares of common stock had been granted under the 2000 Plan, all of which have been exercised, and options to purchase 3,003,792 shares remain available for issuance under the 2000 Plan.

         The 2000 Plan is more fully described in the Form S-8 Registration Statement as filed with the Commission on June 1, 2001 and incorporated herein by reference.


Employment Agreements

         As of March 31, 2004, we have not entered into written employment agreements with any of our employees.

                             DESCRIPTION OF PROPERTY

         Our subsidiary, WebCenter Technologies, Inc., leases, on a month to month basis, approximately 3,200 square feet in a building located at 111 Airport Road, Warwick, RI 02889. This lease may be terminated by either the landlord or WebCenter with three months prior written notice. We share these premises with WebCenter.

         ICOA leases, on an annual basis, a condominium at 3 Arbor Drive, Providence, RI 02908. This condominium is for use for traveling executives.

                                LEGAL PROCEEDINGS


Dispute With World Capital, Inc.

         On January 25, 2002, a legal proceeding was commenced by us, against World Capital, Inc., a leasing company with which ICOA had a contract to finance certain equipment purchases.

         On June 15, 2001, we signed a lease agreement with World Capital, Inc. and made payment of $178,641.49 representing the first and last two months lease payments. On July 25, 2001 World Capital, Inc. gave notice to us of its intention not to fund the equipment lease. We have filed suit in US District Court for the Eastern District of Pennsylvania seeking recovery of the payment, accrued interest, and damages caused by the failure to fund.

         In December 2002, the suit was amended to include criminal fraud charges against the principals of World Capital, Inc. We are currently in the discovery phase of the litigation process. While we believe we will prevail in these proceedings, there can be no guarantee regarding the outcome of this suit, or the collection of any judgment that might result. In light of these uncertainties, we have written the value of this suit down to zero.

                             PRINCIPAL STOCKHOLDERS

         The following table contains information about the beneficial ownership of our common stock as of March 31, 2004, for:

         (i) each person who beneficially owns more than five percent of our common stock;

         (ii) each of our directors;

         (iii) the named executive officers; and

         (iv) all directors and executive officers as a group.

                                                              Common Stock
                                                         Beneficially Owned(1)
                                                       ------------------------
                                                                      Percentage
Name/Address                       Title of Class       Amount           (2)
---------------------------------  --------------      ---------      ----------
George Strouthopoulos              common stock        9,383,033           7.3%
111 Airport Road
Warwick, RI 02889

Erwin Vahlsing, Jr.                common stock          200,200              *
111 Airport Road
Warwick, RI 02889

William P. Lord                    common stock                0           0.0%
111 Airport Road
Warwick, RI 02889
                                                       ---------      ----------
Officers and directors as a group                      9,583,233           7.4%

---------------

*        Less than one percent.
(1) Applicable percentage of ownership is based on 129,198,778 shares of common stock outstanding as of March 31, 2004 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) As of March 31, 2004, there were 129,198,778 shares of ICOA's common stock issued and outstanding.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         ICOA leases on an annual basis, a condominium at 3 Arbor Drive, Providence, RI 02908, for use by traveling executives. The lease is with the Chief Financial Officer, Erwin Vahlsing, Jr., at current market rates for similar properties in the area.

                            MARKET FOR COMMON EQUITY

         ICOA's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "ICOA". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two fiscal years:

                                                   HIGH BID             LOW BID
                                                   --------             -------
2004
Quarter Ended March 31, 2004                       $0.1010              $0.0680
2003
Quarter Ended March 31, 2003                       $0.0021              $0.0015
Quarter Ended June 30, 2003                        $0.0095              $0.0012
Quarter Ended September 30, 2003                   $0.0390              $0.0070
Quarter Ended December 31, 2003                    $0.0920              $0.0280
2002
Quarter Ended March 28, 2002                       $0.0170              $0.0030
Quarter Ended June 28, 2002                        $0.0120              $0.0022
Quarter Ended September 30, 2002                   $0.0080              $0.0020
Quarter Ended December 31, 2002                    $0.0045              $0.0015


         The above bid quotations were obtained from Pink Sheets LLC and reflect interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The above-prices have not been adjusted for stock dividends or splits.


Holders Of Common Equity

         As of March 31, 2004 there were approximately 784 registered shareholders holding 129,198,778 of record of our issued common shares.


Dividends

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


Recent Sales Of Unregistered Securities

         Since January 1, 2002, ICOA sold the following securities without registering under the Securities Act of 1933:

         In February 2001, ICOA issued convertible notes in the aggregate amount of $60,000 to accredited investors, and received net proceeds of $54,000. In connection with the issuance of the February 2001 notes, ICOA paid finders' fees in the aggregate amount of $6,000, of which $4,800 was paid to Libra Finance, S.A., and $1,200 was paid to Alon Enterprises, Ltd. The February note was issued pursuant to a subscription agreement.

         In May 2001, ICOA issued a convertible note in the amount of $400,000 and a 5-year warrant to purchase up to 4,000,000 shares of common stock to accredited investors. The May 2001 warrant was convertible into common stock at $.072 per share. The May 2001 note was convertible into shares of common stock at the lower of: (a) 80% of the average of the three lowest closing bid prices for such shares or (b) 70% of the average of the three lowest closing bid prices for the 60 trading days prior to, but not including, the conversion date of such note. The May 2001 note was convertible until paid in full. The May 2001 note and warrant were issued pursuant to a subscription agreement.

         In June 2001, ICOA issued a convertible note in the amount of $400,000 and a warrant to purchase up to 4,000,000 shares of common stock to an accredited investor. The June 2001 warrant was convertible into common stock at $.072 per share. The May 2001 note was convertible into shares of common stock at the lower of: (a) 80% of the average of the three lowest closing bid prices for such shares or (b) 70% of the average of the three lowest closing bid prices for the 60 trading days prior to, but not including, the conversion date of such note. The June 2001 note was convertible until paid in full.

         In July 2001, ICOA issued a convertible note in the amount of $250,000 and a 5-year warrant to purchase up to 250,000 shares of common stock to an accredited investor. The July 2001 warrant was convertible into common stock at $0.0192 per share. The July 2001 note was convertible into shares of common stock at the lower of: (a) 80% of the average of the three lowest closing bid prices for such shares or (b) 70% of the average of the three lowest closing bid prices for the 60 trading days prior to, but not including, the conversion date of such note. The July 2001 note was convertible until paid in full. The July 2001 note and warrant were issued pursuant to a subscription agreement.

         In December 2001, ICOA issued a warrant to an accredited investor. The December 2001 warrant granted the right to purchase a number of shares of common stock representing, in the aggregate, a market value of $100,000. The December 2001 warrant expired on December 6, 2006. The December 2001 warrant was exercisable at a purchase price of 75% of the average bid price per share of ICOA's common stock for the 3 trading days immediately preceding the exercise date, with a total exercise price for all warrant shares limited to one hundred dollars ($100).

         In 2002, ICOA issued 1,500,000 warrants in connection with consulting services. The 2002 warrants were exercisable at a price of $0.011 per share.

         In 2003, ICOA issued 7,550,000 warrants in connection with consulting services and 3,066,000 in connection with settlements of accounts payable. These 2003 warrants were exercisable at a price of $0.011 per share.

         In November 2003, ICOA issued a five-year warrant to Jenkens & Gilchrist Parker Chapin LLP, in connection with a settlement agreement. The November 2003 warrant was issued for 1,066,660 shares of common stock at a purchase price of $0.0001 per share

         In November 2003, the Company issued 2,600,000 shares of common stock to accredited investors as part of a settlement.

         In December 2003, ICOA issued shares of common stock valued at $180,000 to accredited investors.

         In January 2004, ICOA issued 1,000,000 shares of common stock to accredited investors in connection with a private placement.

         In February 2004, ICOA issued 1,373,135 shares of common stock to accredited investors in connection with a private placement.

         In March 2004, ICOA issued 2,014,924 shares of common stock to accredited investors in connection with a private placement.

         In March 2004, ICOA issued a convertible debenture to Cornell Capital Partners, an accredited investor, in the principal amount of $550,000. The debenture is convertible at any time up to maturity at a conversion price equal to the lower of: (i) $0.108 per share or (ii) 80% of the lowest VWAP of ICOA's common stock for the five trading days immediately preceding the conversion date.

         In March 2004, ICOA issued to Cornell Capital Partners, an accredited investor, 2,990,000 shares of common stock and a three-year warrant to purchase 40,000 shares of common stock at $0.108 per share.

         In March 2004, ICOA issued 10,000 shares of common stock to Newbridge Securities Corporation, an accredited investor.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding ICOA so as to make an informed investment decision. More specifically, ICOA had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in ICOA's securities.

                            DESCRIPTION OF SECURITIES

General

         ICOA's authorized capital consists of 150,000,000 shares of common stock, par value $0.0001 per share. As of March 31, 2004, there were 129,198,778 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to ICOA's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to ICOA's Articles of Incorporation and By-Laws and applicable Nevada law.


Common Stock


         Dividends

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


         Voting, Preemptive And Redemption Rights

         The holders of ICOA common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Articles of Incorporation and By-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by ICOA's Board of Directors out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.


Transfer Agent

         ICOA's transfer agent is Signature Stock Transfer at 2301 Ohio Drive, Suite 100, Plano, Texas 75093.


Limitation Of Liability: Indemnification

         The Articles of Organization of ICOA include an indemnification provision under which ICOA agrees to indemnify its directors and officers to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Nevada and any additional applicable federal or state laws or court decisions.

         The Bylaws of ICOA include an indemnification provision under which ICOA has the power to indemnify its directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to acts or as a director or officer of ICOA or any of its subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer of ICOA.

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his/her conduct was unlawful.

         Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ICOA pursuant to the foregoing, or otherwise, ICOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Anti-Takeover Effects Of Provisions Of Nevada State Law

         We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

         Nevada's control share law may have the effect of discouraging takeovers of the corporation.

         In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

                          CHANGES IN AND DISAGREEMENTS
              WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

         Feldman Sherb & Co., P.C., a professional corporation of certified public accountants ("Feldman") was our independent accounting firm for the fiscal years ended December 31, 2001 and 2000 and the four month ten day period ended May 10, 2002. The report of Feldman on the 2001 and 2000 consolidated financial statements of ICOA contained no adverse opinion, disclaimer of opinion or modification of the opinion except that their report on the 2001 financial statements contains an explanatory paragraph that states that "the accompanying consolidated financial statements have been prepared assuming that ICOA will continue as a going concern." ICOA incurred losses of $2,563,054 and $1,340,655 for the years ended December 31, 2001 and 2000, respectively. Additionally, ICOA had a working capital deficiency of $2,233,574 at December 31, 2001. These conditions raised substantial doubt about ICOA's ability to continue as a going concern.

         Feldman was merged into Grassi & Co., CPA's, P.C., ("Grassi") and the principal accountants who had been responsible for our audit during the years ended December 31, 2001 and 2000 left and started their own firm called Sherb & Co., LLP ("Sherb"). As a result, on May 11, 2002, ICOA dismissed Grassi and selected Sherb to serve as independent public accountants for the fiscal year 2002.

         During the fiscal years ended December 31, 2001 and 2000 and through May 10, 2002, ICOA has not consulted with Sherb regarding the application of accounting principles to a specific or contemplated transaction.

         Neither ICOA nor anyone on its behalf consulted with Sherb regarding the type of audit opinion that might be rendered on ICOA's financial statements or any matter that was the subject of a disagreement or event as defined at Item 304(a)(2) of Regulation S-B.

         The decision to change accountants was recommended and approved by the board of directors of ICOA. During the period from January 1, 1999 to May 10, 2002, there were no disagreements with Feldman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Feldman, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on ICOA's financial statements as described on Item 304(a)(1)(iv)(A). In addition, there were no such events as described under Item 304(a)(1)(iv)(B) of Regulation S-B during such periods.

         On September 23, 2002, we provided Grassi, with a copy of the disclosures made in response to Item 304(a) of Regulation S-B, and requested that Grassi provide its response letter, addressed to the Securities and Exchange Commission, pursuant to Item 304(a)(3) of Regulation S-B, stating whether it agrees with the statements made by ICOA and, if not, stating the respects in which it does not agree. A copy of Grassi's letter was attached as an exhibit to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 2003.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 included in the Prospectus have been audited by Sherb & Co., LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding ICOA's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Troy J. Rillo, Esq., will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                ICOA INCORPORATED

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

                          INDEX TO FINANCIAL STATEMENTS


INDEPENDENT AUDITORS' REPORT............................................F-2

CONSOLIDATED BALANCE SHEET..............................................F-3

CONSOLIDATED STATEMENT OF OPERATIONS....................................F-4

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.........................F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS...................................F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................F-7 - F-18

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
ICOA, Inc. and Subsidiaries
Warwick, Rhode Island

We have audited the accompanying consolidated balance sheet of ICOA, Inc. and Subsidiaries as of December 31, 2003 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ICOA, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $774,663 and $1,805,585 for the years ended December 31, 2003 and 2002, respectively. Additionally, the Company had a working capital deficiency of $4,043,019 at December 31, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are also described in note 2 to the financial statements. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

The financial statements for the year ended December 31, 2002 have been restated (see Note 13).



                                                     /s/ Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
March 29, 2004

                           ICOA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2003

     ASSETS

CURRENT ASSETS:
    Cash                                             $         6,845
    Account Receivable                                        55,909
                                                     ----------------

       TOTAL CURRENT ASSETS                                   62,754

EQUIPMENT, net                                               805,289

OTHER ASSETS:
    Other                                                     21,700
    Intangible                                               219,412
    Deposits                                                     705
                                                     ----------------

       TOTAL OTHER ASSETS                                    241,817
                                                     ----------------


                                                     $     1,109,860
                                                     ================

     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable and accrued expenses            $     1,167,452
    Notes payable                                          1,825,548
    Notes payable - officers                                 118,273
    Due to equipment vendor                                  375,000
    Common stock to be issued for settlements                282,000
    Preferred stock to be issued for settlements             337,500
                                                     ----------------
       TOTAL CURRENT LIABILITIES                           4,105,773


STOCKHOLDERS' DEFICIT:
    Common stock, $.0001 par value; authorized
     shares - 150,000,000 shares; 120,565,445
     shares issued and outstanding                            12,057
    Additional paid-in capital                             7,208,371
    Accumulated deficit                                  (10,216,341)
                                                      ---------------
       TOTAL STOCKHOLDERS' DEFICIT                        (2,995,913)
                                                      ---------------

                                                      $    1,109,860
                                                      ===============


                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                    Years Ended December 31,
                                              ----------------------------------
                                                 2003                  2002
                                              --------------    ----------------
                                                                   As restated
REVENUES
     Transaction service fees                 $     140,140     $       232,553
     Licensing fees                                 120,000              27,100
     Equipment sales and installation                52,286                -
     Managed services                                12,363                -
                                              --------------    ----------------
         TOTAL REVENUE                              324,789             259,653
                                              --------------    ----------------

COST OF SERVICES
     Telecommunication costs                        427,801             427,053
     Equipment and installaiton                      41,940                -
     Managed services                                10,503                -
                                              --------------    ----------------
         TOTAL COST OF SERVICES                     480,244             427,053
                                              --------------    ----------------

GROSS MARGIN                                       (155,455)           (167,400)

OPERATING EXPENSES:
     Selling, general and administrative          1,657,769             808,960
     Depreciation                                    10,604               6,382
     Gain on extinguishment of debt              (1,576,746)               -
                                              --------------    ----------------
         TOTAL OPERATING EXPENSES                    91,627             815,342
                                              --------------    ----------------

OPERATING LOSS                                     (247,082)           (982,742)

INTEREST EXPENSE                                   (527,581)           (822,843)
                                              --------------    ----------------

NET LOSS                                      $    (774,663)    $    (1,805,585)
                                              ==============    ================

BASIC AND DILUTED - LOSS PER SHARE            $       (0.01)    $         (0.02)
                                              ==============    ================


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
         Basic and Diluted                      105,315,445          83,228,909
                                              ==============    ================

                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                        Common Stock
                                     ($.0001 par value)        Additional                         Total
                                 ---------------------------     Paid-In       Accumulated    Stockholders'
                                     Shares        Amount        Capital         Deficit         Deficit
                                 ---------------------------  ------------   -------------   --------------

Balance, December 31, 2001          63,452,302   $    6,345   $ 6,076,464    $ (7,636,093)   $  (1,553,284)

    Issuance of stock for:
     Conversion of debentures        7,986,871          799        15,666                           16,465
     Interest                          669,583           67         1,277            -               1,344
     Cash                                 -            -             -               -                -
     Compensation                   21,000,000        2,100        50,900            -              53,000
     Other                           2,856,688          286        19,714            -              20,000
    Issuance of stock options
     for services                         -            -            3,200            -               3,200
    Net loss                                             -         -           (1,805,585)      (1,805,585)
                                 --------------  -----------  ------------   -------------   --------------

Balance, December 31, 2002          95,965,444        9,597     6,167,221      (9,441,678)      (3,264,860)

    Issuance of stock for:
     Conversion of debentures        3,464,509          346         3,460            -               3,806
     Interest                          535,492           54           535            -                 589
     Warrant exercise                5,000,000          500         4,500            -               5,000
     Compensation                   10,000,000        1,000       609,000            -             610,000
    Issuance of stock for
     settlements                     5,600,000          560       322,440            -             323,000
    Issuance of warrants                     -            -       101,215            -             101,215
    Net loss                                             -         -             (774,663)        (774,663)
                                 --------------  -----------  ------------   -------------   --------------


Balance, December 31, 2003         120,565,445   $   12,057   $ 7,208,371    $(10,216,341)   $  (2,995,913)
                                 --------------  -----------  ------------   -------------   --------------


                 See notes to consolidated financial statements

                       ICOA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                For the Years Ended December 31,
                                                --------------------------------
                                                    2003               2002
                                                --------------   ---------------
                                                                    As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                       $    (774,663)   $   (1,805,585)
                                                --------------   ---------------
 Adjustments to reconcile net loss to net cash
  used in operating activities:
     Depreciation                                      10,603             6,382
     Depreciation of equipment                        254,211           251,774
     Gain on extinguishment of debt                (1,576,746)             -
     Amortization of deferred financing cost           49,972            99,945
     Stock issued for services                        610,000            53,000
     Stock options and warrants issued for
      services                                           -                3,200
     Non-cash interest due equipment vendor              -              134,712
     Beneficial conversion                            164,200           411,000
 Changes in assets and liabilities:
   Accounts receivable                                (55,909)             -
   Prepaid expenses                                      -               81,674
   Other assets                                         3,747             5,673
   Accounts payable and accrued expenses              470,390           545,380
                                                --------------   ---------------

 Net cash used in operating activities               (844,195)         (212,845)
                                                --------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of equipment                           (48,773)           (1,880)
   Cash acquired in acquisition                        16,945              -
   Other                                              (21,700)             -
                                                --------------   ---------------
NET CASH USED IN INVESTING ACTIVITIES                 (53,528)           (1,880)
                                                --------------   ---------------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of warrants                   5,000              -
   Payments to equipment vendor                      (100,000)             -
   Proceeds from notes payable - officers              56,423              -
   Proceeds from notes payable                        938,354           199,050
                                                --------------   ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES             899,777           199,050
                                                --------------   ---------------

INCREASE (DECREASE) IN CASH                             2,054           (15,675)

CASH - BEGINNING OF PERIOD                              4,791            20,466
                                                --------------   ---------------

CASH - END OF PERIOD                            $       6,845    $        4,791
                                                ==============   ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 No cash payments were made for income taxes or interest during each of the above periods

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Conversion of debentures and interest
    into stock                                  $       4,395    $       17,809
                                                --------------   ---------------
    Common stock to be issued for notes         $     225,000    $         -
                                                --------------   ---------------
    Preferred stock to be issued for notes      $     337,500    $          -
                                                --------------   ---------------

ACQUISITION DETAILS:
    Fair value of assets acquired               $     350,000
                                                --------------
    Liabilities assumed                         $     150,000
                                                --------------
    Common stock issued for acquisition         $     200,000
                                                --------------

                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

1. THE COMPANY

ICOA, Inc. ("ICOA" or the "Company"), formerly known as Quintonix, Inc., was organized in Nevada in September 1983 to develop and sell credit card-operated fax machines. The Company discontinued such operations in 1993 and remained inactive through 1998.

In March 1999, the Company organized WebCenter Technologies, Inc. ("WTI"), a wholly owned subsidiary, incorporated in Nevada, for the purpose of developing the "WebCenter3000(TM) Pay Station Terminal", a multi-functional public access terminal thereby facilitating electronic commerce transactions through the Internet.

In October 2003, the Company acquired the operating assets of QGo, LLC, a provider of Wi-Fi equipment and management services to hot spot operators. The assets were assigned to the WebCenter Technologies, Inc. subsidiary.

In December 2003, the Company acquired the outstanding shares of Airport Network Solutions, Inc., a privately held corporation, incorporated in California, that designs and manages Wi-Fi solution for the airport industry. It is operated as a wholly-owned subsidiary.

2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred losses of $774,663 and $1,805,585 for the year's ended December 31, 2003 and 2002, respectively. Additionally, the Company had a working capital deficiency of $4,043,019 at December 31, 2003. These conditions raise substantial doubts about the Company's ability to continue as a going concern.

Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability; however, any results of their plans and actions cannot be assured. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has satisfied its cash requirements to date primarily through private placements of common stock, warrants, debentures convertible into shares of common stock and the issuance of common stock in lieu of payment for services. Also, officers have at times loaned the Company funds to provide working capital.

The Company anticipates that its use of cash will remain substantial for the foreseeable future. In particular, management of the Company expects substantial expenditures in connection with the planned deployment of additional terminals and installation of new Wi-Fi hot spots in the coming year. The Company needs to raise a minimum of $1,500,000 through public or private debt or sale of equity to continue expanding communications services, voice, facsimile, data and electronic publishing network and the service operation center, and to develop and implement additional contracts at airports, hotels and retail locations in order to continue placing our terminals in high traffic locations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to our interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If the Company is unable to obtain financing on reasonable terms, the Company could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on the Company's business, operating results, or financial condition.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents - The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Impairment of long-lived assets - The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk - Concentration of credit risk with respect to trade receivables is limited to customers dispersed across the United States of America. All trade receivables are concentrated in the quick service restaurant segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the quick service restaurant industry. At December 31, 2003, the Company deems all accounts to be collectible. Accordingly, no allowance for bad debts has been made on the books of the Company.

Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Fair Value of Financial Instruments - The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Deferred Financing Costs - The Company amortizes deferred financing costs over the life of the notes.

Recent Accounting Pronouncements - In December 2003 the FASB issued FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits that improves financial statement disclosures for defined benefit plans. The project was initiated by the FASB early last year in response to concerns raised by investors and other users of financial statements about the need for greater transparency of pension information. The change replaces existing FASB disclosure requirements for pensions. In an effort to provide the public with better and more complete information, the standard requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. These disclosures will provide investors with greater visibility into plan assets and a clearer picture of cash requirements for benefit payments and contributions to fund pension and other post-retirement benefit plans. We do not have a pension fund and therefore do not expect to be impacted by Statement No. 132 or be required to make any additional disclosures.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. The Company is in the process of assessing the effect of SFAS 149 and does not expect the adoption of this statement, which will be effective for contracts entered into or modified after June 30, 2003, to have a material effect on its financial position or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), "Accounting for Certain Financial Instruments and Characteristics of both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 became effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 is not expected to have a material effect on the Company's financial position or results of operations.

Management does not believe that any recently issued but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided by the straight - line method over the estimated useful lives of the related assets, which is estimated to be from three to seven years.

Research and Development - Research and development costs are charged to expense as incurred.

Loss per Common Share - Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

Stock Based Compensation - Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Revenue Recognition - Revenue generated for Internet access via Wi-Fi or Internet terminals is recognized at the time the service is used. Costs associated with providing the services are expensed as incurred.

Revenue generated from the sale and configuration of Wi-Fi equipment is recognized at time of shipment FOB to the customer. Costs associated with the equipment sold are expensed at the time of shipment. Configuration and setup labor is expensed as incurred.

Revenue generated from managed services (both help desk and network management) is recognized at the time of billing. Services are billed at the beginning of each month's activity.

Revenue from technology licensing is recognized on receipt. These licenses do not carry any long term obligations on the part of the Company

4. NOTES PAYABLE

Notes payable consists of the following:

Notes payable - various individuals, due on demand,
interest at 0% - 18% per annum ($284,350 in default
as of December 31, 2003)                                           $1,825,548

5. NOTES PAYABLE OFFICERS

As of December 31, 2003, the Company owed $118,273 to various officers of the Company. The loans are payable on demand and carry interest at 12% - 20% per annum.

6. INCOME TAXES

At December 31, 2003, the Company had a net operating loss carryforward of approximately $8,200,000 available as offsets against future taxable income, if any, which expire at various dates through 2023. A portion of the net operating loss carryforward, may be subject to an annual limitation as defined by Section 382 of the Internal Revenue Code. The Company has a deferred tax asset of $2,870,000 arising from such net operating loss deductions and has recorded a valuation allowance for the full amount of such deferred tax asset. The difference between the recorded income tax benefits and the computed tax benefits using a 35 percent effective tax rate is as follows:

                                                        Year Ended December 31
                                                  ------------------------------
                                                        2003              2002
                                                  ------------       -----------
 Expected income tax benefit                      $  (253,000)       $ (488,000)
 Permanent differences                                270,000            19,000
 Increase in valuation allowance                            -           469,000
 Utilization of net operating loss                    (17,000)                -
                                                  ------------       -----------
                                                  $         -        $        -
                                                  ============       ===========
7. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following as of December 31, 2003:

Office equipment                                                  $      26,094
Software                                                                194,237
Computer kiosk and Wi-Fi equipment                                    1,241,163
                                                                  --------------
                                                                      1,461,494
Less accumulated depreciation                                           656,205
                                                                  --------------
                                                                  $     805,289
                                                                  ==============

8. STOCKHOLDERS' DEFICIT

In 2003, the Company converted $3,806 of principal amount of convertible debentures and $589 of accrued interest into 4,000,000 shares of the Company's common stock.

In 2002, the Company converted $16,465 principal amount of convertible debentures and $1,344 of accrued interest into 8,656,454 shares of the Company's common stock.

In 2003, the Company issued an aggregate of 10,000,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at their market value on the date of issuance of $0.061 per share. The Company recorded consulting expense of $610,000 related to the services.

During the year ended December 31, 2002, the Company issued an aggregate of 21,000,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at their market value on the date of issuance of between $0.005 and $0.01 per share. The Company recorded consulting expense of $53,000 related to the services.

In 2003, the Company issued 5.6 million shares in settlement of accounts and notes payable. Of this, 2.6 million shares representing $143,000 in market value was issued under a settlement agreement with the convertible debenture holders. The remaining 3.0 million shares settled accounts payable of $180,000.

9. CONVERTIBLE DEBENTURES

On August 28, 2000, the Company, under the terms of subscription agreements, sold $500,000 in 9% convertible notes and agreed to issue warrants on conversion of the notes for the purchase of the Company's common stock equal to 12% of the number of shares issued on conversion of the notes. This agreement places certain restrictions on the Company's ability to issue any equity, convertible debt or other securities until 180 days after an effective registration statement. The notes mature August 28, 2003 and are convertible into common at the lower of $0.04933 per share or 70% of the average of the three lowest closing bid prices for the Company's common stock for the 60 trading days preceding the conversion date. The warrants, when issued, are exercisable at $0.07 per share. The Company has recorded a beneficial conversion of $412,224 on this loan which was charged to interest expense. During the year ended December 31, 2001, $291,610 of the notes and $18,899 of accrued interest were converted into 10,345,209 of common stock.

During February through July 2001, the Company issued 9% Convertible Notes ("Notes") in the aggregate face amount of $1,110,000 and agreed to issue warrants on conversion of the notes for the purchase of the Company's common stock equal to 12% of the number of shares issued on conversion of the notes. This agreement places certain restrictions on the Company's ability to issue any equity, convertible debt or securities until 180 days after an effective registration statement. The warrants, when issued, are exercisable at prices ranging from $0.0192 to $0.072 per share. The notes have a maturity date of two years from the date of issuance. The notes are convertible into the Company's common stock at a conversion price for each share at the lower of $0.048 in the case of the May 2001 note, $0.025 in the case of the June 2001 note, $0.0157 in the case of the July 2001 note or 70% of the average of the three lowest closing bid prices for the Company's common stock for the 60 trading days preceding the conversion date. The Company has recorded a beneficial conversion of $882,000 on these loans which was charged to interest expense over the terms of the loan. The unamortized balance is shown as a discount to the convertible debentures follows:

        Year Ended                     Interest Expense   Unamortized Balance
        -----------------              ----------------   -------------------
        December 31, 2001                 $ 311,750            $ 570,250
        December 31, 2002                 $ 411,000            $ 159,250
        December 31, 2003                 $ 159,250            $       0

During the third quarter of fiscal 2003, the Company reached an agreement with the holders of the remaining balance of the Convertible Debentures which resulted in the cancellation of the notes and required the Company to make cash payment of $507,850 in January 2004. In addition, the Company agreed to issue common stock valued at $225,000 on the date of issuance and preferred stock with a value of $337,500 on the date of issuance, provided the shareholders approve a class of preferred stock and an increase in the amount of authorized shares of common stock at the next shareholder's meeting.

In November 2003, the Company issued 2,600,000 shares of common stock at an average price of $0.055 per share ($143,000) in partial settlement of the common stock to be issued. The Company did not make the cash payment due in January 2004, however, the investors have provided a waiver postponing the payment due date until May 31, 2004.

10. DUE TO EQUIPMENT VENDOR

In July 2001, the Company was notified that the lease company providing funding for its equipment and installation, refused to fund. The manufacturer, SchlumbergerSema, converted the costs incurred to date, the remaining balance of equipment ready for installation, and accrued interest into a note. The note accrued interest at 12% per annum through September 2003.

At September 2003, the aggregate face amount of the note including interest was $1,426,226.

In September 2003, the Company reached agreement with SchlumbergerSema settling the outstanding equipment loan. The settlement reduced the final balance of principle and interest to $475,000 payable over a 90 day period beginning in October 2003. The note carries no further interest accrual, and represents a savings of $951,226 in principal and accrued interest.

In November 2003, the Company made a payment of $100,000 under the agreement. Currently, the remaining payments have not been made and the agreement is in default.

11. STOCK OPTIONS AND WARRANTS

On October 22, 2003 and April 24, 2002, the Company established the 2003 and 2002 stock option plans ("Plan"). Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain affiliates on the date of grant.

The total number of shares of common stock for which options may be granted under the plan may not exceed 10,000,000 shares under the 2003 Plan and 25,000,000 for the 2002 Plan, subject to possible adjustment in the future, including adjustments in the event of a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction affecting our common stock. Any shares of common stock subject to any option which for any reason expires, is canceled or is terminated unexercised will again become available for granting of options under the plan. As of March 29, 2004, 10,000,000 shares of common stock had been issued under the 2003 Plan, and no shares remain available for issuance under the 2003 Plan. As of March 29, 2004, 23,857,143 shares of Common stock had been issued under the 2002 Plan, and 1,142,857 shares remain available for issuance under the Plan.

The plans will be administered by a committee of the board of directors of not less than two directors. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, the date or dates each option will become exercisable (including whether an option will become exercisable upon certain reorganizations, mergers, sales and similar transactions involving ICOA), and the date or dates upon which each option will expire. The stock option plan committee has the authority, subject to the provisions of the plan, to construe the terms of option agreements and the plan; to prescribe, amend and rescind rules and regulations relating to the plan; and to make all other determinations in the judgment of the stock option plan committee necessary or desirable for the administration of the plan.

Exercise price

The exercise price of options granted under the plans is determined by the stock option plan committee, but in the case of an incentive stock option may not be less than:

o 100% of the fair market value of the common stock on the date the incentive stock option is granted; and

o 110% of such fair market value in the case of incentive stock options granted to an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of ICOA.

The exercise price is payable by delivery of cash or a check to the order of ICOA in an amount equal to the exercise price of such options, or by any other means (including, without limitation, cashless exercise) which the board of directors determines are consistent with the purpose of the plan and with applicable laws and regulations.

In 2003, the Company granted 7,500,000 warrants in connection with consulting, and 3,066,600 in connection with settlement of accounts payable. The warrants were issued and exercisable at fair value at an average price of $0.011 per share. The total value of the warrants was $120,107, of which $90,107 was recorded as settlement of accounts payable, and $6,000 as interest expense.

In 2002, the Company granted 1,500,000 warrants in connection with consulting. The warrants were issued and exercisable at fair value at an average price of $0.011 per share. The total value of the warrants was $17,000 which was recorded as interest expense.

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of warrants. The per-share weighted average fair value of stock options and warrants granted during 2003 and 2002 was $0.41 and $0.003 respectively on the date of grant using the Black-Scholes pricing model and the following assumptions:

                                                            2003         2002
                                                          --------    ---------
                Expected dividend yield                         0%          0%
                Risk-free interest rate                   4 - 4.5%    4.5 - 5%
                Annualized volatility                         100%        175%
                Expected life, in years                          5           5

Stock option and warrant activity for the years ended December 31, are summarized as follows:

                                                    Number of     Weighted Avg.
                                                     Shares      Exercise Price
    -------------------------------------------- --------------- ---------------
    Outstanding Dec.  31, 2001                       13,986,612  $    .01 - .07
    -------------------------------------------- --------------- ---------------
    Granted - Warrants                                1,500,000           0.011
    -------------------------------------------- --------------- ---------------
    Granted - Options                                         0               0
    -------------------------------------------- --------------- ---------------
    Exercised                                                 0               0
    -------------------------------------------- --------------- ---------------

    Outstanding Dec.  31, 2002                       15,486,612  $    .01 - .07
    -------------------------------------------- --------------- ---------------
    Granted - Warrants                               10,566,660           0.011
    -------------------------------------------- --------------- ---------------
    Granted - Options                                                         0
    -------------------------------------------- --------------- ---------------
    Exercised                                        (5,000,000)          0.001
    -------------------------------------------- --------------- ---------------
    Cancelled on settlements                         (9,490,404)     0.01 - .07
    -------------------------------------------- --------------- ---------------
    Expired                                          (4,496,208)          0.001
    -------------------------------------------- --------------- ---------------

    Outstanding Dec.  31, 2003                        7,066,660  $        0.019
    -------------------------------------------- --------------- ---------------

At December 31, 2003, the range of price for all outstanding stock options and warrants was $0.01 to $0.045 per share, with an average remaining life of 3 years and an average exercise price of $0.019 per share.

12. GAIN ON EXTINGUISHMENT OF DEBT


                                Principle                                           Preferred          Gain on
                                  and                                               Shares and      Extinguishment
Lender                          Interest       Cash Settlement    Common Shares      Warrants          of Debt
---------------------------- ---------------- ----------------- ---------------- ----------------- ----------------

Convertible debentures       $     1,496,594   $       507,850   $      225,000  $        337,500  $       426,244
Equipment vendor                   1,426,226           475,000                -                 -          951,226
Accounts and notes payable           524,491            50,000          180,000            95,215          199,276

Total                        $     3,447,311   $     1,032,850   $      405,000  $        432,715  $     1,576,746


At December 31, 2003, $282,000 of common stock and $337,500 of Preferred Stock had not been issued and recorded as payables.

13. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the first quarter of 2004, the Company re-evaluated its prior accounting treatment for the beneficial conversion feature associated with convertible notes.

The following table presents amounts from operations as previously reported and as restated (in thousands, except for per share data):

                                                           For the Year Ended
                                                            December 31, 2002
                                                  ------------------------------
                                                   As Previously
                                                     Reported       As Restated
                                                  ------------     -------------
    REVENUES                                      $   259,653      $    259,653
    COST OF SERVICES                                  427,053           427,053
    GROSS MARGIN                                     (167,400)         (167,400)
    OPERATING EXPENSES
    Selling, general and administrative               808,960           808,960
    Depreciation                                        6,382             6,382
                                                  ------------     -------------
    TOTAL OPERATING EXPENSES                          815,342           815,342
                                                  ------------     -------------
    OPERATING LOSS                                   (982,742)         (982,742)
    INTEREST EXPENSE                                 (411,843)         (822,843)
                                                  ------------     -------------
    NET LOSS                                      $(1,394,585)     $ (1,805,585)
                                                  ============     =============
    BASIC AND DILUTED NET LOSS PER SHARE

    WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    $     (0.02)     $      (0.02)
                                                  ============     =============
    Basic and Diluted                              83,228,909        83,228,909


14. INTANGIBLE ASSETS

In fiscal 2003, the Company recorded additions of $219,412 in intangible assets, primarily related to the acquisition of Airport Network Solutions, Inc. Such amount was allocated to customer lists and contracts. The Company has recorded no amortization for the fiscal year 2003. The customer lists and contracts have an expected life of three years.

15.      ACQUISITIONS

In December 2003, the Company acquired the outstanding shares, for $200,000 of market value stock, of Airport Network Solutions, Inc. a privately held corporation that designs and manages Wi-Fi solutions for the airport industry. It is operated as a wholly-owned subsidiary.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

    Assets
     Current assets                                                   $  16,945
     Property and equipment                                             113,643
     Customer lists and contracts                                       219,412
    Liabilities
     Current liabilities                                                150,000
                                                                      ----------
     Net purchase price                                               $ 200,000
                                                                      ==========
                                      F-16

The following Unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Airport Network Solutions, Inc. had occurred as of the following period:

                                                                  Year ended
                                                                 December 31,
                                                                    2003
                                                                -------------
             Net revenues                                       $    389,789
             Net loss from continuing operations                $   (842,611)
             Net loss per share from continuing operations      $      (0.01)

The pro forma results do not include fiscal 2002 as the company had no revenue or operating expenses.

16. SUBSEQUENT EVENTS

In March 2004, the Company entered into a Standby Equity Distribution Agreement in the amount of $5,000,000 with Cornell Capital Partners, LP ("Cornell Capital Partners"). This flexible equity facility may be used in whole or in part at our sole discretion, upon the effective date of a registration statement filed with the Securities and Exchange Commission. Under this agreement the Company will have access to up to $5,000,000 over a two-year period. From time to time at its sole discretion, the Company may present Cornell Capital with a draw down notice, which would require them to purchase shares of our common stock at a 2% discount to the lowest daily Volume Weighted Average Price ("VWAP") of our common stock traded on each of the five days following the date of the draw down notice. A maximum of $250,000 may be drawn down in any seven trading day period. The Company retains complete control of the timing and amount of each draw down. A commission of 5% is due Cornell Capital Partners on the gross proceeds of each draw down.

In connection with the Standby Equity Distribution Agreement, the Company issued to Cornell Capital Partners 2,990,000 shares of our common stock as a commitment fee. We also issued 10,000 shares to Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement.

Simultaneously, the Company entered into a $550,000, 5% convertible debenture with Cornell Capital Partners as a bridge loan to fund operations through the registration process. The Company received $350,000 of the proceeds of this debenture in March 2004, and will receive the balance upon filing of a registration statement with the Securities and Exchange Commission. The debenture is convertible at a conversion price equal to $.108 per share (which was 120% of the closing bid price of the Company's common stock as of the closing date). However, if the on the date of conversion the VWAP for the five trading dates immediately preceding the Conversion Date is lower than $.09, the conversion price shall be adjusted to 80% of the VWAP for the five trading dates immediately preceding the Conversion Date. In addition, if the conversion price falls below $.09, Cornell Capital cannot convert more than $50,000 per week, and the Company can on up to two occasions prevent Cornell Capital Partners from converting for up to 5 trading days. In connection with the convertible debenture, we issued a three year warrant to Cornell Capital Partners to purchase 400,00 shares of our common stock at $0.108 per share.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about ICOA Incorporated except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                  -----------------------

This prospectus does not constitute an offer to sell,             --------------
or a solicitation of an offer to buy any securities:
                                                                    PROSPECTUS
[ ] except the common stock offered by this
    prospectus;                                                   --------------

[ ] in any jurisdiction in which the offer or
    solicitation is not authorized;
                                                                    19,413,163
[ ] in any jurisdiction where the dealer or other                   Shares of
    salesperson is not qualified to make the offer                 common stock
    or solicitation;

[ ] to any person to whom it is unlawful to make the                   ICOA
    offer or solicitation; or                                      INCORPORATED

[ ] to any person who is not a United States resident or who is outside the jurisdiction of the United
    States.

The delivery of this prospectus or any accompanying sale          May ____, 2004
does not imply that:

[ ] there have been no changes in the affairs of ICOA
    Incorporated after the date of this prospectus; or

[ ] the information contained in this prospectus is correct after the date of this prospectus.

                  -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification Of Directors And Officers

         The Articles of Organization of ICOA include an indemnification provision under which ICOA agrees to indemnify its directors and officers to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Nevada and any additional applicable federal or state laws or court decisions.

         The Bylaws of ICOA include an indemnification provision under which ICOA has the power to indemnify its directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to acts or as a director or officer of ICOA or any of its subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer of ICOA.

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his/her conduct was unlawful.

         Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ICOA pursuant to the foregoing, or otherwise, ICOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Other Expenses Of Issuance And Distribution

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. ICOA will pay all expenses in connection with this offering.

     Securities and Exchange Commission Registration Fee        $           222
     Printing and Engraving Expenses                            $         2,500
     Accounting Fees and Expenses                               $        10,000
     Legal Fees and Expenses                                    $        50,000
     Miscellaneous                                              $         2,278
                                                                ----------------
     TOTAL                                                      $        65,000
                                                                ================
Recent Sales Of Unregistered Securities

         Since January 1, 2002, ICOA sold the following securities without registering under the Securities Act of 1933:

         In February 2001, ICOA issued convertible notes in the aggregate amount of $60,000 to accredited investors, and received net proceeds of $54,000. In connection with the issuance of the February 2001 notes, ICOA paid finders' fees in the aggregate amount of $6,000, of which $4,800 was paid to Libra Finance, S.A., and $1,200 was paid to Alon Enterprises, Ltd. The February note was issued pursuant to a subscription agreement.

         In May 2001, ICOA issued a convertible note in the amount of $400,000 and a 5-year warrant to purchase up to 4,000,000 shares of common stock to accredited investors. The May 2001 warrant was convertible into common stock at $.072 per share. The May 2001 note was convertible into shares of common stock at the lower of: (a) 80% of the average of the three lowest closing bid prices for such shares or (b) 70% of the average of the three lowest closing bid prices for the 60 trading days prior to, but not including, the conversion date of such note. The May 2001 note was convertible until paid in full. The May 2001 note and warrant were issued pursuant to a subscription agreement.

         In June 2001, ICOA issued a convertible note in the amount of $400,000 and a warrant to purchase up to 4,000,000 shares of common stock to an accredited investor. The June 2001 warrant was convertible into common stock at $.072 per share. The May 2001 note was convertible into shares of common stock at the lower of: (a) 80% of the average of the three lowest closing bid prices for such shares or (b) 70% of the average of the three lowest closing bid prices for the 60 trading days prior to, but not including, the conversion date of such note. The June 2001 note was convertible until paid in full.

         In July 2001, ICOA issued a convertible note in the amount of $250,000 and a 5-year warrant to purchase up to 250,000 shares of common stock to an accredited investor. The July 2001 warrant was convertible into common stock at $0.0192 per share. The July 2001 note was convertible into shares of common stock at the lower of: (a) 80% of the average of the three lowest closing bid prices for such shares or (b) 70% of the average of the three lowest closing bid prices for the 60 trading days prior to, but not including, the conversion date of such note. The July 2001 note was convertible until paid in full. The July 2001 note and warrant were issued pursuant to a subscription agreement.

         In December 2001, ICOA issued a warrant to an accredited investor. The December 2001 warrant granted the right to purchase a number of shares of common stock representing, in the aggregate, a market value of $100,000. The December 2001 warrant expired on December 6, 2006. The December 2001 warrant was exercisable at a purchase price of 75% of the average bid price per share of ICOA's common stock for the 3 trading days immediately preceding the exercise date, with a total exercise price for all warrant shares limited to one hundred dollars ($100).

         In 2002, ICOA issued 1,500,000 warrants in connection with consulting services. The 2002 warrants were exercisable at a price of $0.011 per share.

         In 2003, ICOA issued 7,550,000 warrants in connection with consulting services and 3,066,000 in connection with settlements of accounts payable. These 2003 warrants were exercisable at a price of $0.11 per share.

         In November 2003, ICOA issued a five-year warrant to Jenkens & Gilchrist Parker Chapin LLP, in connection with a settlement agreement. The November 2003 warrant was issued for 1,066,660 shares of common stock at a purchase price of $0.0001 per share

         In November 2003, the Company issued 2,00,000 shares of common stock to accredited investors as part of a settlement.

         In December 2003, ICOA issued shares of common stock valued at $180,000 to accredited investors.

         In January 2004, ICOA issued 1,000,000 shares of common stock to accredited investors in connection with a private placement.

         In February 2004, ICOA issued 1,373,135 shares of common stock to accredited investors in connection with a private placement.

         In March 2004, ICOA issued 2,014,924 shares of common stock to accredited investors in connection with a private placement.

         In March 2004, ICOA issued a convertible debenture to Cornell Capital Partners, an accredited investor, in the principal amount of $550,000. The debenture is convertible at any time up to maturity at a conversion price equal to the lower of: (i) $0.108 per share or (ii) 80% of the lowest VWAP of ICOA's common stock for the five trading days immediately preceding the conversion date.

         In March 2004, ICOA issued to Cornell Capital Partners, an accredited investor, 2,990,000 shares of common stock and a three-year warrant to purchase 40,000 shares of common stock at $0.108 per share.

         In March 2004, ICOA issued 10,000 shares of common stock to Newbridge Securities Corporation, an accredited investor.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding ICOA so as to make an informed investment decision. More specifically, ICOA had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in ICOA's securities.

Exhibits


Exhibit
 No.     Description                                         Location
-------  -------------------------------------------------    ----------------------------------------------
3.1      Articles of Incorporation                            Incorporated by reference to Exhibit 3.1 in
                                                              the Registration Statement on Form SB-2 filed
                                                              with the Securities and Exchange Commission on
                                                              November 30, 2000
3.2      Articles of Amendment dated March 14, 1985           Incorporated by reference to Exhibit 3.2 in
                                                              the Registration Statement on Form SB-2 filed
                                                              with the Securities and Exchange Commission on
                                                              November 30, 2000
3.3      Articles of Amendment dated August 25, 2000          Incorporated by reference to Exhibit 3.3 in
                                                              the Registration Statement on Form SB-2 filed
                                                              with the Securities and Exchange Commission on
                                                              November 30, 2000
3.4      Bylaws                                               Incorporated by reference to Exhibit 3.4 in
                                                              the Registration Statement on Form SB-2 filed
                                                              with the Securities and Exchange Commission on
                                                              November 30, 2000
5.1      Opinion re: Legality                                 Provided herewith

10.2     Standby Equity Distribution Agreement dated as of    Provided herewith
         March 2004 between ICOA, Inc. and Cornell Capital
         Partners
10.3     Placement Agent Agreement dated as of March 2004     Provided herewith
         between ICOA, Inc. and Newbridge Securities
         Corporation
10.4     Registration Rights Agreement dated as of March      Provided herewith
         2004 between ICOA, Inc. and Cornell Capital
         Partners
10.5     Securities Purchase Agreement dated as of March      Provided herewith
         2004 between ICOA, Inc. and Cornell Capital
         Partners
10.6     Secured Debenture dated as of March 2004             Provided herewith
10.7     Security Agreement dated as of March 2004 between    Provided herewith
         ICOA, Inc. and Cornell Capital Partners
10.8     Escrow Agreement dated as of March 2004 by and       Provided herewith
         among ICOA, Inc., Butler Gonzalez LLP, and Cornell
         Capital Partners
10.9     Investor Registration Rights Agreement dated as of   Provided herewith
         March 2004 between ICOA, Inc. and Cornell Capital
         Partners
10.10    Irrevocable Transfer Agent Instructions              Provided herewith
10.11    Warrant for 400,000 shares in favor of Cornell
         Capital Partners
10.12    Form of Warrant                                      Provided herewith

                                      II-4


21.1     Subsidiaries of ICOA                                 Incorporated by reference to Exhibit 21.1 in
                                                              the Registration Statement on Form SB-2 filed
                                                              with the Securities and Exchange Commission on
                                                              November 30, 2000
23.1     Consent of Independent Public Accountants            Provided herewith


Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)  Include any prospectus required by Sections
10(a)(3) of the Securities Act of 1933 (the "Act");


                           (ii) Reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on May ___, 2004.

                                                ICOA INCORPORATED

                                               By: /s/ Erwin Vahlsing, Jr.
                                                   -----------------------------
                                             Name:     Erwin Vahlsing, Jr.
                                            Title:     Chief Financial Officer,
                                                       Secretary/Treasurer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                                     DATE
---------                     -----                                     ----

/s/ George Strouthopoulos                                           May 4, 2004
-------------------------
    George Strouthopoulos     Chief Executive Officer (Principal
                              Executive Officer)



/s/ Erwin Vahlsing, Jr        Chief Financial Officer (Principal    May 4, 2004
-------------------------     Financial Officer and Principal
    Erwin Vahlsing, Jr.       Accounting Officer), Secretary and
                              Treasurer